1170 Peachtree Street NE, Suite 600
Atlanta, Georgia 30309
March 28, 2019
Dear Stockholder:
We cordially invite you to attend the 2019 Annual Meeting of Stockholders of Columbia Property Trust, Inc., to be held on Tuesday, May 14, 2019, at 9:30 a.m. Eastern Time, at the W New York — Union Square, 201 Park Avenue South, New York, New York 10003. The items of business are listed in the following Notice of Annual Meeting of Stockholders and are more fully addressed in the proxy statement.
Please review the proxy statement thoroughly and submit your vote as soon as possible in advance of the annual meeting on May 14, 2019. Your vote is very important. Please respond immediately to help us avoid potential delays and additional expenses to solicit votes.
On behalf of your Board of Directors, thank you for your support of Columbia Property Trust, Inc.

Sincerely,

Debbie Newmark
Corporate Secretary
Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

(2)	by telephone through the number noted in the proxy card (if you received a proxy card); or

(3)	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2019
Columbia Property Trust, Inc.
1170 Peachtree Street NE, Suite 600
Atlanta, Georgia 30309

Time:	9:30 a.m. Eastern Time

Date:	May 14, 2019

Place:	W New York — Union Square, 201 Park Avenue South, New York, New York 10003

Record Date:	Stockholders of record at the close of business on March 5, 2019, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect nine directors nominated by the Board of Directors for one-year terms;

	(2)	Approve, on an advisory basis, executive officer compensation for 2018, sometimes referred to as a "say on pay";

	(3)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019; and

	(4)	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

(2)	by telephone through the number noted in the proxy card (if you received a proxy card); or

(3)	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2019: The proxy statement and 2018 Annual Report are available at:
www.columbia.reit/proxy

2019 PROXY STATEMENT AT A GLANCE
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Logistics

•	May 14, 2019, at 9:30 a.m. Eastern Time

•	W New York — Union Square, 201 Park Avenue South, New York, New York 10003

•	The record date is March 5, 2019
Meeting Agenda and Voting Matters

Proposal		Board Vote Recommendation	Page
1.	Elect nine directors nominated by the Board of Directors for one-year terms	FOR ALL	7
2.	Approve, on an advisory basis, executive officer compensation	FOR	48
3.	Ratify the appointment of our independent registered public accounting firm	FOR	52
Election of Directors (Proposal 1)
The Board of Directors, or the Board, of Columbia Property Trust, Inc. ("we," "us," "our," or the "Company") is asking you to elect the nine nominees for director named below for terms that expire at the 2019 Annual Meeting of Stockholders. The election of directors will be determined by a majority of the votes cast at the annual meeting. Each director nominee will be elected if he or she receives a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Additionally, our Corporate Governance Guidelines require that each director will offer to resign if the director receives a greater number of votes "against" than votes "for" such election in an uncontested election of directors.
The following table provides summary information about the nine director nominees. For further information about the nominees, see "Director Nominees."

Name	Age	Occupation	Year First Became a Director	Independent	Board Committees
Carmen M. Bowser	64	Former Managing Vice President, Capital One Bank, N.A.	2016	Yes	Audit
					Investment
John L. Dixon*	76	Former President and Director, Pacific Select Group, LLC	2008	Yes

David B. Henry	70	Former Chief Executive Officer and Vice-Chairman, Kimco Realty Corporation	2016	Yes	Compensation
					Nominating / Governance (C)
Murray J. McCabe	51	Managing Partner, Blum Capital Partners, L.P.	2013	Yes	Compensation (C)
					Nominating / Governance
E. Nelson Mills	58	President and Chief Executive Officer, Columbia Property Trust, Inc.	2007	No

Constance B. Moore	63	Former President and Chief Executive Officer, BRE Properties, Inc.	2017	Yes	Audit
					Nominating / Governance
Michael S. Robb	71	Former Executive Vice President of the Real Estate Division of Pacific Life Insurance Company	2015	Yes	Compensation
					Investment (C)
George W. Sands	73	Former Partner, KPMG LLP	2010	Yes	Audit
					Nominating / Governance
Thomas G. Wattles	67	Former Executive Chairman, DCT Industrial Trust, Inc.	2013	Yes	Audit (C)
					Investment
* Independent Chairman of the Board (C) Committee chair

Advisory Approval of Executive Compensation (Proposal 2)
The Board of Directors is asking you to approve, on an advisory basis, the compensation of the named executive officers ("NEOs"), as disclosed in this proxy statement. We believe that our compensation policies and practices reflect the following objectives of our compensation program:

•	to attract, retain, and motivate talented executives;

•	to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

•	to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 3)
The Board of Directors is asking you to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2019.
2018 Company Highlights
We had another significant year in 2018, including:

•	leasing over 1.1 million square feet of space, addressing our most significant near-term expirations and vacancies, and ending the year at 97.4% leased;

•	entering into a joint venture to develop a new office building at 799 Broadway in New York and selling 222 East 41st Street in New York, after leasing the building for 30 years; and

•
amending and restating our $500 million unsecured revolving credit facility and $300 million unsecured term loan, resulting in a $950 million combined facility, with extended maturities and lower borrowing costs.

2018 Financial Highlights

•	For 2018 and 2017, net income was $9.5 million and $176.0 million, respectively, and same store net operating income (based on cash rents) was $189.3 million and $166.2 million, respectively.

•	For 2018 and 2017, net income per diluted share was $0.08 and $1.45, respectively, and Normalized Funds from Operations ("Normalized FFO") per diluted share was $1.56 and $1.14, respectively.
Same store net operating income (based on cash rents) and Normalized FFO per diluted share are non-GAAP financial measures. For reconciliations of these measures, see the Appendix.

Best Practice Governance and Compensation Features That Align Pay and Performance
We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a meaningful portion of pay to Company performance over a multi-year period through awarding a meaningful portion of each executive's compensation in the form of equity awards vesting over a multi-year period. Other compensation and governance practices that support these principles, each of which is described in more detail herein, include the following:

What We Do
✓	DO have a Board composed of a super-majority of independent directors.

✓	DO separate the roles of Chairman and Chief Executive Officer.

✓	DO require majority voting for uncontested director elections.

✓	DO align pay and performance. A significant portion of total compensation is linked to the achievement of operational and strategic goals set by the Board.

✓	DO determine a substantial portion of the equity awards based on the Company's total stockholder return ("TSR") as measured against the FTSE NAREIT Equity Office Index.

✓	DO maintain stock ownership guidelines for directors and executive officers.

✓	DO maintain a clawback policy.

✓	DO conduct annual assessments of compensation at risk.

✓	DO have a Compensation Committee composed solely of independent directors.

✓	DO retain an independent compensation consultant that reports directly to the Compensation Committee.

✓	DO cap incentive compensation and use minimum performance thresholds.

What We Don't Do
☒	NO compensation or incentives that encourage risks reasonably likely to have a material adverse effect on the Company.

☒	NO tax gross-ups for any executive officers.

☒	NO "single-trigger" change in control cash or equity payments.

☒	NO re-pricing or buyouts of underwater stock options.

☒	NO hedging or pledging transactions involving our securities.

☒	NO guaranteed cash incentive compensation or equity grants with executive officers.

☒	NO long-term employment contracts with executive officers.

Alignment of Pay With Performance
A significant portion of the total compensation for our Chief Executive Officer and Chief Financial Officer as well as other NEOs is performance based.

•
Under our 2018 short-term incentive compensation program ("STIC"), 67% of the total payout opportunity for our Chief Executive Officer and Chief Financial Officer was tied to the achievement of financial metrics and primary business plan objectives established at the beginning of the year.

•	Our 2018 long-term incentive compensation ("LTIC") plan evaluates performance entirely based on TSR measured over a three-year period.
Since a substantial component of our executive officers' compensation is tied to our financial performance and stock performance, management believes that our compensation program is aligned with the interests of our stockholders.
Last year marked the first time in our Company's history (dating back to 2013 when we listed our shares on the New York Stock Exchange (the "NYSE")) that our proposal to ratify our NEOs' compensation, in an advisory vote often times referred to as Say-on-Pay, received less than 93% stockholder support. While this vote reflected approval of our executive compensation program, it was at a lower level of support (67%) than we had experienced in the two most recent years (over 97% in favor for 2017 and 2016) and at a lower level of support than we desired. Due to this reduced level of support, we engaged in investor outreach to better understand our investors' concerns and to solicit feedback on our executive compensation program, as described in the 2018 Say on Pay Vote and Stockholder Engagement section of this proxy statement.
A Significant Portion of Pay Is Performance-Based and At Risk
Consistent with our executive compensation program, the majority of the total compensation during 2018 for our Chief Executive Officer and other NEOs was performance-based and at risk:

E. Nelson Mills Chief Executive Officer and President	All Other Named Executive Officers

PROPOSAL 1 — ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of nine nominees to our Board of Directors. Those persons elected will serve as directors for a one-year term until the 2020 annual meeting and until their successors are duly elected and qualified.
Currently, the size of our Board of Directors is set at ten members. One of our current directors, Mr. Richard W. Carpenter, is not standing for re-election and will retire as of the 2019 annual meeting. Our Board of Directors expects to reduce the size of our Board to nine members, effective as of the 2019 annual meeting. The Board of Directors has nominated the following persons for election as directors:

•	Carmen M. Bowser

•	John L. Dixon

•	David B. Henry

•	Murray J. McCabe

•	E. Nelson Mills

•	Constance B. Moore

•	Michael S. Robb

•	George W. Sands

•	Thomas G. Wattles
Each of the nominees for director is a current member of our Board of Directors. Detailed information on each nominee is provided below under the heading, "Director Nominees — Information Regarding Nominees."
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" all nine nominees for director.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board of Directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have ten directors. The Board has determined to reduce the size of the Board to nine directors effective as of the 2019 annual meeting.
Term of Office
The nine director nominees and all current directors have been nominated for election to serve one-year terms that will expire at the 2020 annual meeting and until their successors are elected and qualified.
Communicating With the Board of Directors
Any stockholder or interested party who wishes to communicate directly with our Board of Directors, with our independent Chairman, or with our non-employee directors as a group may do so by writing to our Corporate Secretary at 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
We have established several means for stockholders to communicate concerns directly with the Board of Directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Corporate Secretary at the address noted above. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Corporate Secretary at the address noted above. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Corporate Secretary at the address noted above.
Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.
Meetings of Directors and Attendance at the Annual Meeting
During 2018, the Board held ten meetings. All of the directors attended at least 96% of the meetings of the Board and the committees on which they served. We generally expect that all directors serving at the time of each Annual Meeting of Stockholders will attend the meeting in the absence of a compelling reason. At the annual meeting held in 2018, all of the directors then serving attended the meeting.
Retirement of Director
Richard W. Carpenter is not standing for re-election and will retire from our Board, effective as of the 2019 Annual Meeting of Stockholders. Mr. Carpenter has served on our Board since 2003 and has made significant contributions to our Company. In particular, Mr. Carpenter was instrumental in several milestones for our Company, including the transition to becoming an internally managed REIT, our listing on the NYSE, and the formulation of our Company's strategic plan. We thank Mr. Carpenter for his service and wish him all the best in his future endeavors.

DIRECTOR NOMINEES
Board Composition and Skills
Columbia Property Trust's Nominating and Corporate Governance Committee seeks to maintain a well-rounded Board with a breadth of skills applicable to its management. Because no one person is likely to possess deep experience in the real estate industry, investment management, or accounting and financial management, the Board of Directors and the Nominating and Corporate Governance Committee have sought a diverse Board of Directors whose members collectively possess these skills and experiences. The composition and skills of nine our Board nominees, as described further below, are summarized as follows:
Board Composition

Director Independence	Director Tenure	Gender Diversity

Average Tenure of 5.5 years
Board Skills

Leadership	Public Company Experience	Finance & Accounting Expertise

Real Estate Industry Experience	Public Board Service	NYSE Financial Experts

Investment Management	Financial Services Experience	REIT Experience

Management & Executive Experience	Knowledge of Capital Markets	Financial Management

Commercial Real Estate Expertise	Securities Brokerage Experience	Familiarity With Our Company

Information Regarding Nominees
Biographical information about the nine nominees for director and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the nominee should serve as a director appears below.

E. Nelson Mills Age: 58 Director Since: 2007 Non-Independent Committee Memberships: None
Mr. Mills has served as our President since July 2010 and our Chief Executive Officer since February 2013. Prior to joining the Company in 2010, Mr. Mills served as President and Chief Operating Officer of Williams Realty Advisors, LLC, the manager and advisor to a series of real estate investment funds, from 2005 to 2009. Previously, Mr. Mills served as Chief Financial Officer of Lend Lease Real Estate Investments (US), Inc., one of the world's largest institutional investment managers specializing in the acquisition and management of commercial real estate. Mr. Mills began his career in the financial industry as a partner with KPMG LLP, specializing in the tax and transaction advisory services for the real estate industry.

Mr. Mills received a B.S. degree in Business Administration from the University of Tennessee and an M.B.A. degree from the University of Georgia.

Skills and Qualifications

Mr. Mills has over 30 years of experience in the real estate investment and financial services industries. Among the most important factors that led to the Board of Directors' recommendation that Mr. Mills serve as a director are Mr. Mill's integrity, judgment, leadership, accounting and financial management expertise, commercial real estate expertise, familiarity with our Company, and public company experience.

John L. Dixon Age: 76 Director Since: 2008 Independent Committee Memberships: None
Mr. Dixon has served as the Chairman of the Board of Directors since 2012. Mr. Dixon retired from full-time employment in June 2008, following an interim position with LPL Financial that he assumed upon his retirement from Pacific Life in June 2007 to assist in the transition of Pacific Life firms acquired by LPL Financial. During his 23-year tenure with Pacific Life, Mr. Dixon served in various executive roles for broker-dealer companies controlled or wholly owned by Pacific Life, including President and Director of Pacific Select Group, LLC, at the time of his retirement, and, earlier, Chairman and Chief Executive Officer of Mutual Service Corporation; Director of Waterstone Financial Group; Director of United Planners Financial Services; Director of Associated Financial Group, Inc.; and Manager of M.L. Stern & Co. LLC. Mr. Dixon's affiliation with Pacific Life began in 1984 as Vice President, Financial Planning with Lowry Financial Service Corporation, which became a wholly owned subsidiary of Pacific Life.

Mr. Dixon received a four-year Certificate of Christian Education from Prairie Bible Institute in Alberta, Canada, and received M.S. degrees in Financial Services and Management from The American College.

Skills and Qualifications

Mr. Dixon has over 40 years of experience in the financial services industry and spent the majority of his professional career serving in various executive roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Dixon serve as a director are Mr. Dixon's integrity, judgment, leadership, knowledge of the securities brokerage industry, management and prior director experience, familiarity with our Company, and independence from our management.

Carmen M. Bowser

Age: 64

Director Since: 2016

Independent

Committee Memberships:
Audit
Investment

Other Public Company Boards:
Peapack-Gladstone
Financial Corporation
(Nasdaq: PGC)
Nominating Committee
Risk Committee

Ms. Bowser retired in 2015 as a Managing Vice President at Capital One Bank, N.A. Prior to joining Capital One Bank in 2008, she was a principal in the Prudential Mortgage Capital Group. From 1995 to 2004, she held senior positions at TIAA-CREF. In 1994 and 1995, Ms. Bowser was a Regional Director for Arbor National Commercial Mortgage, and from 1978 through 1994, she held various positions in the bond, corporate finance, oil and gas, and commercial mortgage areas at Prudential.

Ms. Bowser holds a B.A. from William Smith College and an M.B.A. in Finance from the Rutgers School of Management.

Skills and Qualifications

Ms. Bowser has been active for over 30 years in the commercial real estate industry, with experience across a wide range of investment products, property types and geographies. Among the most important factors that led to the Board of Directors' recommendation that Ms. Bowser serve as a director are Ms. Bowser's integrity, judgment, leadership skills, extensive knowledge of the commercial real estate industry, and independence from our management.

David B. Henry

Age: 70

Director Since: 2016

Independent

Committee Memberships:
Compensation
Nominating and
Corporate Governance (C)

Other Public Company Boards:
HCP, Inc. (NYSE: HCP)
Investment and Finance Committee (C)
Nominating and Corporate Governance Committee

Tanger Factory Outlet
Centers, Inc. (NYSE:SKT)
Audit Committee
Compensation Committee (C)

VEREIT, Inc. (NYSE:VER)
Audit Committee
Nominating and Corporate
Governance Committee (C)

Mr. Henry is the retired Vice Chairman of the board of directors and Chief Executive Officer of Kimco Realty Corporation ("Kimco"). Mr. Henry joined Kimco in April 2001 as Vice Chairman and Chief Investment Officer, served as its President from December 2008 through August 2014, and served as CEO from December 2009 through December 2015. Prior to his career at Kimco, Mr. Henry spent 23 years with G.E. Capital Real Estate serving in various positions, including as Senior Vice President and Chief Investment Officer his last five years. He also served as Chairman of the Investment Committee and a member of the Credit Committee.

Mr. Henry received a B.S. in Business Administration from Bucknell University and an M.B.A. from the University of Miami (FL).

Skills and Qualifications

Mr. Henry is a 45-year veteran of the commercial real estate industry and has spent the majority of his career in executive leadership roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Henry serve as a director are Mr. Henry's integrity, judgment, leadership, extensive knowledge of the commercial real estate industry, extensive investment management expertise, corporate and industry organization director experience, and independence from our management.

Murray J. McCabe

Age: 51

Director Since: 2013

Independent

Committee Memberships:
Compensation (C)
Nominating and Corporate Governance

Other Public Company Boards:
Sunstone Hotel Investors,Inc.
(NYSE: SHO)
Compensation Committee

Mr. McCabe is a Managing Partner at the investment firms of Montgomery Street Partners, L.P. and Blum Capital Partners, L.P. Mr. McCabe is a member of the Management Committee for both firms. Prior to joining Blum Capital, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20-year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking.

Mr. McCabe received a B.A. in Finance from the University of Texas at Austin.

Skills and Qualifications

Mr. McCabe has more than 25 years of experience in the real estate industry. Among the most important factors that led to the Board of Directors' recommendation that Mr. McCabe serve as our director are Mr. McCabe's integrity, judgment, leadership, knowledge of real estate companies and capital markets, public company director experience, and independence from our management.

Constance B. Moore

Age: 63

Director Since: 2017

Independent

Committee Memberships:
Audit
Nominating and
Corporate Governance

Other Public Company Boards:
Civeo Corporation
(NYSE:CVEO)
Audit Committee (C)
Compensation Committee

TriPointe Group
(NYSE:TPH)
Audit Committee
Compensation Committee (C)

Ms. Moore served as President and Chief Executive Officer of BRE Properties, Inc. (NYSE:BRE) from 2005 until the completion of the merger with Essex Property Trust in 2014. Prior to joining BRE, she was the Managing Director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including Co-Chairman and Chief Operating Officer of Archstone Communities Trust. She held the same position at Security Capital Atlantic, Inc., a predecessor of Archstone.

Ms. Moore received an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor's degree from San Jose State University.

Skills and Qualifications

Ms. Moore has more than 40 years of experience in the real estate industry. Among the most important factors that led to the Board of Directors' recommendation that Ms. Moore serve as a director are Ms. Moore's business and financial acumen, leadership, integrity, judgment, experience with public companies, and extensive experience in the real estate industry.

Michael S. Robb

Age: 71

Director Since: 2015

Independent

Committee Memberships:
Compensation
Investment (C)

Other Public Company Boards:
Morguard Corporation
(TSX: MRC)
Corporate Governance & Nominating Committee (C)
Audit Committee

Mr. Robb retired in 2012 as Executive Vice President of the Real Estate Division of Pacific Life Insurance Company, a division he led for 27 of his total 37 years with the company. He was also a member of Pacific Life's Management Investment Committee and Corporate Management Committee.

Mr. Robb received a B.S. degree in Business Administration from Ohio State University.

Skills and Qualifications

Mr. Robb is a 40-year veteran of the commercial real estate industry, with the majority of his career spent in executive leadership roles. Among the most important factors that led to the Board of Directors' recommendation that Mr. Robb serve as our director are Mr. Robb's integrity, judgment, leadership, knowledge of the commercial real estate industry, extensive banking expertise, corporate and industry organization director experience, and independence from our management.

George W. Sands Age: 73 Director Since: 2010 Independent Committee Memberships: Audit Nominating and Corporate Governance
Mr. Sands retired in 2006 after a 36-year career with KPMG LLP and its predecessor firms, Peat Marwick Mitchell and Peat Marwick Main. At the time of his retirement, Mr. Sands was the Southeast Area Managing Partner for KPMG's Audit and Advisory Practice, a position he had held since 1998. He served in several other key positions with KPMG during his career, including as Southeast Area Managing Partner of Manufacturing, Retailing and Distribution; Atlanta Office Managing Partner; and Securities and Exchange Commission Reviewing Partner.

Mr. Sands received a B.B.A. degree from the University of Georgia.

Skills and Qualifications

Mr. Sands has substantial financial and audit experience. Among the most important factors that led to the Board of Directors' recommendation that Mr. Sands serve as our director are Mr. Sands' integrity, judgment, leadership, significant knowledge of public accounting, audit and financial management experience, and independence from management.

Thomas G. Wattles

Age: 67

Director Since: 2013

Independent

Committee Memberships:
Audit (C)
Investment

Other Public Company Boards:
Regency Centers
Corporation
(NYSE:REG)
Audit Committee (C)
Investment Committee

Mr. Wattles is a co-founder of DCT Industrial Trust Inc., an industrial property real estate investment trust, and served as its Chairman Emeritus from May of 2016 to August of 2018. Mr. Wattles served as Executive Chairman between 2003 and 2017 and also served as Chief Investment Officer of DCT Industrial Trust from 2003 to 2005. Mr. Wattles was a principal of Black Creek Group, LLC, a real estate investment firm, from 2003 until 2008. From 1997 to 1998, Mr. Wattles served as Chairman of ProLogis, Inc., an industrial real estate investment trust and previously served as its Co-Chairman and Chief Investment Officer between 1997 and 2002. From January 1991 to December 2002, Mr. Wattles was a Managing Director of Security Capital Group Inc., for which he also served in various capacities, including as Chief Investment Officer as of 1997.

Mr. Wattles received a bachelor's and an M.B.A. degree from Stanford University.

Skills and Qualifications

Mr. Wattles has substantial experience in the real estate industry and with real estate investment trusts. Among the most important factors that led to the Board of Directors' recommendation that Mr. Wattles serve as our director are Mr. Wattles' integrity, judgment, leadership, knowledge of the commercial real estate industry, public company management and director experience, and independence from our management.

Board Nominations
Board Membership Criteria
The Nominating and Corporate Governance Committee periodically reviews with the Board of Directors the appropriate experience, skills, and characteristics required of Board members in the context of the then-current membership of the Board. This assessment includes, in the context of the perceived needs of the Board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry, investment management, or accounting or financial management expertise. No one person is likely to possess deep experience in all of these areas. Therefore, the Board of Directors and the Nominating and Corporate Governance Committee have sought a diverse Board of Directors whose members collectively possess these skills and experiences.
Other considerations include the candidate's independence from conflict with the Company and the ability of the candidate to attend Board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent Directors nominated by the Board shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community.
As detailed in the director biographies, the Board of Directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.
Selection of Directors
The Board of Directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The Board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the Board. It then recommends director nominees who are voted on by the full Board of Directors. All director nominees then stand for election by the stockholders annually.
In recommending director nominees to the Board of Directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, industry contacts, and management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees.
The Nominating and Corporate Governance Committee will consider recommendations made by stockholders for director candidates who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in our Bylaws. See "Other Information for Stockholders — Stockholder Proposals" for more information.

CORPORATE GOVERNANCE
Committees of the Board of Directors
Our Board has the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee. The current composition of each of our committees is set forth in the table below.

		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
Independent Directors	John L. Dixon
	Carmen M. Bowser	●			●
	Richard W. Carpenter		●		●
	David B. Henry		●	C
	Murray J. McCabe		C	●
	Constance B. Moore*	●		●
	Michael S. Robb		●		C
	George W. Sands*	●		●
	Thomas G. Wattles*	C			●

Executive (Non-Independent) Director	E. Nelson Mills
C - Chair ● - Member * - Audit Committee Financial Expert
The charters of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, may be accessed on our website at www.columbia.reit by clicking on the Investor Relations link, followed by the Corporate Governance link. These documents are available in print upon request from our Corporate Secretary.
We have a commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics applies to our employees, officers, and directors. A copy of our Code of Business Conduct and Ethics may be accessed on our website at www.columbia.reit by clicking on the Investor Relations link, followed by the Corporate Governance link. It is also available in print upon request from our Corporate Secretary.
The Audit Committee
The members of the Audit Committee are Thomas G. Wattles (Chairman), Carmen M. Bowser, Constance B. Moore, and George W. Sands. All of the members of the Audit Committee are "independent" as defined by the NYSE and meet the heightened standards for independence set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and qualify as "non-employee directors" as defined in Section 14 of the Exchange Act. The Board of Directors has determined that each of the members is financially literate and that Ms. Moore, Mr. Sands, and Mr. Wattles satisfy the requirements of the Securities and Exchange Commission ("SEC") for an audit committee financial expert. The Audit Committee held five meetings during 2018.
The Audit Committee's primary function is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided to our stockholders and others, and on our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include:

•	reviewing the qualifications, independence, and performance, and approving the terms of engagement, of the independent auditor;

•	overseeing the internal audit function and preparing any reports required of the Audit Committee under the rules of the SEC; and

•	overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.
The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our Board of Directors, which was most recently amended in May 2018.

The Compensation Committee
The members of our Compensation Committee are Murray J. McCabe (Chairman), Richard W. Carpenter, David B. Henry, and Michael S. Robb. All of the members of the Compensation Committee are "independent" as defined by the NYSE. The Compensation Committee held six meetings during 2018.
The Compensation Committee has the responsibility and authority to supervise and review our affairs as they relate to the compensation and benefits of our executive officers and directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with our compensation philosophy, as in effect from time to time, and for alignment with the interests of our stockholders.
The primary responsibilities of our Compensation Committee are to:

•	review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer;

•	conduct an annual review and evaluation of the performance of the Chief Executive Officer in light of those goals and objectives; and

•	determine the compensation level of the Chief Executive Officer based on such evaluation.
The Compensation Committee also reviews and approves corporate goals and objectives and approves all compensation for the other executive officers, and approves grants of equity awards to all executive officers and directors under the Company's equity compensation plans. In addition, the Compensation Committee will review the compensation and benefits of the members of the Board of Directors, including incentive compensation plans and equity-based plans. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.
The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our Board of Directors, which was most recently amended in May 2018.
Compensation Committee Interlocks and Insider Participation
During 2018,

•	none of our executive officers was a director of another entity where one of that entity's executive officers served on the Compensation Committee;

•	no member of the Compensation Committee was, during the year or formerly, an officer or employee of the Company or any of its subsidiaries;

•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity's executive officers served on the Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity's executive officers served as a director on our Board of Directors.
The Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are David B. Henry (Chairman), Murray McCabe, Constance B. Moore, and George W. Sands. All members of the Nominating and Corporate Governance Committee are "independent" as defined by the NYSE. The Nominating and Corporate Governance Committee held four meetings during 2018.
The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;

•	selecting, or recommending that the Board of Directors select, a slate of director nominees for election by the stockholders at the annual meeting;

•
developing and recommending to the Board of Directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate;

•	overseeing an annual evaluation of the Board of Directors and each of its committees; and

•	making recommendations to the Board of Directors as to the appointment of chairpersons and members of Board committees.

The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter adopted by our Board of Directors, which was most recently amended in August 2014.
The Investment Committee
The members of the Investment Committee are Michael S. Robb (Chairman), Carmen M. Bowser, Richard W. Carpenter, and Thomas G. Wattles. The Investment Committee held four meetings in 2018.
The primary responsibilities of the Investment Committee include:

•	providing input to the Company's executive team regarding the Company's strategic plan and financial strategy;

•
reviewing and making recommendations to the full Board with respect to certain types of transactions (including the approval of certain acquisitions, dispositions, joint ventures, and investments), certain long- and short-term financing matters, and the incurrence of significant indebtedness; and

•	approving unbudgeted capital expenditures exceeding certain thresholds.
Director Independence
Our Corporate Governance Guidelines and listing standards of the NYSE require us to have a majority of independent directors. NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In February 2019, the Board of Directors reviewed and analyzed the independence of each director. During this review, the Board of Directors examined whether there were any transactions or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships. The Board of Directors also considered the enhanced independence requirements of the NYSE listing standards applicable to members of the Compensation Committee and the enhanced independence requirements of Rule 10A-3 of the Exchange Act, applicable to members of the Audit Committee.
As a result of this review, the Board of Directors affirmatively determined that nine of our ten directors currently serving are independent in accordance with NYSE listing standards and our Corporate Governance Guidelines: Carmen M. Bowser, Richard W. Carpenter, John L. Dixon, David B. Henry, Murray J. McCabe, Constance B. Moore, Michael S. Robb, George W. Sands, and Thomas G. Wattles. Nelson Mills is not considered independent because he is an executive officer of the Company.
The Board of Directors further determined that all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent. All members of the Investment Committee are also independent.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board has the responsibility to fill the leadership positions of the Chairman of the Board and Chief Executive Officer as it deems best for the Company, and that the role of Chairman and that of Chief Executive Officer should be separate. Our Corporate Governance Guidelines also provide that the Chairman shall be an independent director. Therefore, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons.
Our Board has selected Mr. Dixon, an independent director, as Chairman of the Board. Mr. Dixon has served as Chairman of the Board of Directors since December 31, 2012. Prior to his appointment as Chairman of the Board, Mr. Dixon served as an independent director since 2008. Our President and Chief Executive Officer is Mr. Mills.
The Board believes that the current structure of separating the roles of Chairman and Chief Executive Officer is appropriate and effective for our Company. The Board believes that there are advantages to having an independent Chairman of the Board, including:

•	communications and relations between the Board, the president and Chief Executive Officer, and other senior leadership;

•	assisting the Board in reaching consensus on particular strategies and policies; and

•	facilitating robust evaluation processes for senior leadership, the Board, and the Chief Executive Officer.
The Board also believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight.

The duties of the independent Chairman of the Board include:

•	chairing meetings of the Board and executive sessions of the independent directors;

•	facilitating discussion outside Board meetings among the independent directors on key issues and concerns;

•	serving as non-executive conduit to the Chief Executive Officer of views, concerns, and issues of the directors;

•	interacting with external stakeholders, outside advisors, and employees at the discretion of the Board; and

•	supporting proper flow of information to the Board to ensure the opportunity for effective preparation and discussion of business under consideration.
The Chairman also serves as an information resource for the independent directors and as a liaison between directors, committee chairs, and management.
Executive Sessions of Independent Directors
Our independent directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of each regular Board meeting. The independent Chairman of the Board chairs the executive sessions and, after each session, acts as a liaison between the independent directors and the Chief Executive Officer.
Stockholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. During 2018, our executive management team participated in approximately 20 investor outreach events, including conferences, property tours, and non-deal roadshows, resulting in over 100 investor meetings. Periodically, we hold investor days where our management team meets with stockholders to discuss our strategy and performance and respond to questions.
Last year marked the first time in our Company's history (dating back to 2013 when we listed our shares on the NYSE) that our proposal to ratify our NEOs' compensation, in an advisory vote often times referred to as Say-on-Pay, received less than 93% stockholder support. While this vote reflected approval of our executive compensation program, it was at a lower level of support (67%) than we had experienced in the two most recent years (over 97% in favor for 2017 and 2016) and at a lower level of support than we desired. Due to this reduced level of support, we engaged in investor outreach to better understand our investors' concerns and to solicit feedback on our executive compensation program, as described in the 2018 Say on Pay Vote and Stockholder Engagement section of this proxy statement. We plan to continue our engagement with our stockholders in 2019, as we believe the perspectives shared by our stockholders provide valuable information to be considered in our decision-making process.
Board, Committee, and Director Performance Evaluations
Our Corporate Governance Guidelines require the Board annually to evaluate its own performance. The Nominating and Corporate Governance Committee is responsible for overseeing the annual self-assessment process on behalf of the Board. In addition, each of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees requires an annual performance evaluation. The assessment considers, among other things, the Board or Committee's contribution as a whole and areas in which the Board or Committee and/or management believes a better contribution is possible. Furthermore, in 2018, each director participated in a peer performance review. The purpose of these performance reviews is to assess and, where possible, increase the effectiveness of the Board, its Committees, and its members.
Risk Oversight
We are exposed to a wide variety of risks in our business activities, including market, strategic, operational, financial, legal, competitive, and regulatory risks. Our Board of Directors is responsible for oversight of risks facing our Company, while our management is responsible for day-to-day management of risk. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board receives updates in the ordinary course from management and outside advisors regarding risks we face, including litigation and various operating risks, and risk is a regular agenda item at Board meetings. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board regularly, and involving our Board as necessary. Our Board committees oversee certain aspects of risk management as follows:

•
The Audit Committee assists the Board in the oversight of our risk management process. Periodically throughout the year, management reports to the Audit Committee regarding risk management. The nature and content of those reports are responsive to the requests of the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor our major financial risk exposures and any significant non-financial risk exposures (including risks related to capital allocation, strategy and execution, tenants and leasing, and cyber security), and related policies and practices to assess and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews the role of the Board in the oversight of our Company's risks. At least once annually, a formal enterprise risk management report is presented by management to the full Board of Directors.

•
The Compensation Committee is responsible for overseeing our overall compensation practices, policies, and programs and assessing the risks associated with such practices, policies, and programs, including risks related to the executive officer compensation programs such as those that are attendant to incentive-driven compensation plans.

•
The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and our corporate governance, including evaluating and considering evolving corporate governance best practices.

•
The Investment Committee assists the Board in the oversight of our portfolio, including risks related to the incurrence of debt, market concentration, asset selection, dispositions, and tenant diversification.

The Board and its relevant committees review with management the risk management practices for which they have oversight responsibility. Further, we believe that our current leadership structure, including that of having an independent chairman, enhances the Board's ability to oversee risk.
Majority Voting Policy
Our Bylaws provide for majority voting in uncontested director elections. Therefore, each director nominee will be elected if he or she receives a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. In order to enhance the power of our stockholders to influence the composition of the Board, our Corporate Governance Guidelines provide that, as a condition to nomination, each director irrevocably agrees to offer to resign if at a meeting of the stockholders relating to an uncontested election for a director's seat on the Board at which a quorum is present, the director receives a greater number of votes "against" than votes "for" such election. The Board shall not nominate or elect any candidate for a seat on the Board unless such candidate agrees to offer to resign as provided in the Corporate Governance Guidelines.
When a director offers to resign in accordance with the agreement, the Nominating and Corporate Governance Committee shall consider the offer of resignation and shall act on the offer within 90 days following certification of the stockholder vote. Any member of the Nominating and Corporate Governance Committee who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept his or her offer of resignation.
Furthermore, a director who offers to resign shall not participate in any Nominating and Corporate Governance Committee action regarding whether to accept any other director's resignation unless the number of participating directors would be two or fewer, in which case such director may participate in Nominating and Corporate Governance Committee action relating to resignations other than his or her own.
If the Nominating and Corporate Governance Committee rejects an offer of resignation or fails to act within the required 90-day period, it shall promptly disclose the reasons for rejecting the offer of resignation or failing to act on the offer in a Form 8-K. If the Nominating and Corporate Governance Committee accepts a director's offer of resignation, the resignation is effective upon acceptance. An offer of resignation shall expire as to the Nominating and Corporate Governance Committee's ability to accept it upon the earlier of (i) the Nominating and Corporate Governance Committee's rejection of such offer or (ii) on the 91st day following the certification of the relevant stockholder vote.

Sustainability — Environmental and Social Matters
In addition to our governance best practices, we consider environmental and social issues in our operations. We believe that responsible operating practices go hand in hand with generating value for our stockholders, providing efficiency and comfort for our tenants, being good neighbors within our urban communities, and being a good employer to our employees.
Across our national portfolio, we engage in sustainable practices that we believe drive value, efficiency, and quality of environment for our stakeholders. We require our property management teams to practice responsible property management as well as energy and water conservation and encourage our tenants to do the same. The effectiveness of our sustainable and responsible operations is evidenced by the recognition our properties have received from some of the most respected third-party organizations that benchmark property efficiency and sustainability.

•
Nine of our buildings, representing approximately 49% of our portfolio based on square footage, have been certified as meeting one of the exacting standards of the U.S.G.B.C.'s Leadership in Energy and Environmental Design (LEED®) green building program. Beyond just achieving LEED certification, we have maintained certification for our properties that first earned the designation more than five years ago and continue to evaluate the portfolio to identify and pursue additional opportunities to enhance the value and appeal of our properties through LEED certification.

•
We track portfolio performance through the EPA's ENERGY STAR® benchmark program. Over 82% of the office buildings in our portfolio are ENERGY STAR-certified for superior energy efficiency, responsible water usage, and reduced greenhouse gas emissions. In 2015, we became a Premier Member of the ENERGY STAR Certification Nation and were a 2013 ENERGY STAR Partner of the Year. We intend to continue tracking our portfolio through ENERGY STAR and to maintain and/or pursue certification for all properties for which it is feasible.

We strive to be a good partner in the communities in which we operate. We seek to provide best-in-class tenant experiences, including inviting, collaborative spaces such as roof decks, courtyards and upgraded common areas. We also support numerous charitable organizations in the communities in which our properties are located.
We also care about our employees. We provide high-quality benefits, including healthcare and wellness initiatives, 401(k), and professional development opportunities to all of our employees.
We understand that our actions and those of our suppliers, contractors, and vendors affect our employees and people in the communities in which we operate. Therefore, we have adopted a Human Rights Policy and a Vendor Code of Conduct.
For additional information, you can visit our website at www.columbia.reit/sustainability.

EXECUTIVE OFFICERS
We currently have five executive officers.

Name	Position(s)
E. Nelson Mills	President, Chief Executive Officer and Director
David S. Dowdney	Senior Vice President — Head of Leasing
James A. Fleming	Executive Vice President & Chief Financial Officer
Wendy W. Gill	Senior Vice President — Corporate Operations & Chief Accounting Officer
Kevin A. Hoover	Senior Vice President — Portfolio Management & Transactions
For biographical information about E. Nelson Mills, see "Director Nominees — Information Regarding Nominees" above.

David S. Dowdney Age: 44 Senior Vice President — Head of Leasing
Mr. Dowdney has over 23 years of experience in the real estate industry. Mr. Dowdney joined Columbia in 2014 as Senior Vice President — Western Region and was named Senior Vice President — Head of Leasing in 2018. Prior to joining Columbia in 2014, he was employed by GE Capital Real Estate, where he spent nearly eight years managing activities for GE's portfolio, first as Acquisitions Director and then as Western Region Manager, Asset Management, and then as Managing Director overseeing the 15-million- square foot, wholly owned nationwide office portfolio. Previously, Mr. Dowdney spent ten years leading other asset management and real estate transaction activities, most recently as Vice President of Portfolio Management for Divco West Properties, and earlier as Vice President of JLL's Leasing and Management Group in San Francisco and Los Angeles.

Mr. Dowdney received a B.A. in Geography from the University of California, Los Angeles and an M.B.A. in Finance and Real Estate from the University of California, Berkeley, Haas School of Business.

James A. Fleming Age: 60 Executive Vice President, Chief Financial Officer
Mr. Fleming has over 30 years of experience in the real estate industry. He has been our Executive Vice President and Chief Financial Officer since 2013. Prior to joining Columbia in 2013, he was Executive Vice President and Chief Financial Officer of Schottenstein Property Group, a national shopping center owner-operator, from 2011 through 2013. Prior to that, he served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated (NYSE:CUZ), a real estate investment trust, from 2004 to 2010. From 2001 to 2004, he held the roles of Senior Vice President, General Counsel, and Secretary with Cousins Properties Incorporated.

Mr. Fleming was a member of the board of directors of Carmike Cinemas, Inc. (NASDAQ:CKEC) from 2009 until it was sold to AMC Theaters in December 2016.

Mr. Fleming earned a B.E.E. degree from Auburn University and a J.D. degree from the University of Virginia.

Wendy W. Gill Age: 44 Senior Vice President — Corporate Operations and Chief Accounting Officer
Ms. Gill has over 20 years of experience in the accounting and finance industries. Ms. Gill has been our Senior Vice President — Corporate Operations and Chief Accounting Officer since 2013. In addition, during early 2013, she served as our interim Principal Financial Officer. Previously, Ms. Gill worked with Wells Real Estate Funds for 11 years in successive roles until her appointment as Chief Accounting Officer in 2007. Prior to joining Wells Real Estate Funds, Ms. Gill served real estate clients as an audit manager at Arthur Andersen.

Ms. Gill is a certified public accountant, and earned a B.S. degree in Accounting from the University of Delaware.

Kevin A. Hoover Age: 54 Senior Vice President — Portfolio Management and Transactions
Mr. Hoover has more than 30 years of broad-based commercial real estate experience, including portfolio and investment management, capital transactions, marketing, investment analysis and underwriting, and valuation. Mr. Hoover has served as our Senior Vice President — Portfolio Management and Transactions since 2013. Previously, he served as our Senior Vice President — Real Estate Transactions and Senior Vice President — Portfolio Management. Mr. Hoover joined Wells Real Estate Funds in 2004. There he served as the co-head of the Asset Management team and as Portfolio Manager for various Wells Real Estate Funds-sponsored products. He also served as a Principal of Equity Portfolio Management for Lend Lease Real Estate Investments and as a Manager of Real Estate Valuation/Advisor Services Practice for Price Waterhouse.

Mr. Hoover earned a B.B.A. degree in Real Estate from the University of Georgia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 5, 2019, the amount of our common stock and stock options to purchase shares of our common stock (as indicated below) beneficially owned by our directors, our NEOs and all of our directors and executive officers as a group, and persons who beneficially owned more than 5% of the shares of common stock as of March 5, 2019. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. None of our executive officers or directors holds any of our stock subject to pledge.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage
Carmen M. Bowser	11,255	*
Richard W. Carpenter	26,449	*
John L. Dixon	35,407	*
David Dowdney(2)	70,667	*
James A. Fleming(2)	138,467	*
Wendy W. Gill(2)	54,211	*
David B. Henry	11,255	*
Kevin A. Hoover(2)	69,312	*
Murray J. McCabe	20,157	*
E. Nelson Mills(2)	372,154	*
Constance B. Moore	14,997	*
Michael S. Robb	13,640	*
George W. Sands	16,449	*
Thomas G. Wattles	24,567	*
All directors and executive officers (14 persons)	878,987	*
5% Stockholders:
The Vanguard Group(3)	16,786,988	14.2%
BlackRock, Inc.(4)	9,224,417	7.8%
CBRE Clarion Securities LLC(5)	5,954,710	5.1%

*	Less than 1% of the outstanding common stock.

(1)
Address of each named beneficial owner is c/o Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, GA. For purposes of the table, and in accordance with SEC rules, shares of common stock are considered "beneficially owned" if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that he, she, or it has the right to acquire within 60 days of March 5, 2019.

(2)	Includes unvested shares as follows: Mr. Dowdney — 28,661; Mr. Fleming — 44,790; Ms. Gill — 20,476; Mr. Hoover — 28,765; and Mr. Mills — 133,472.

(3)
As of December 31, 2018, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group beneficially owned 16,786,988 shares of common stock, 16,605,953 of which it has sole dispositive power with respect thereto, and 163,955 of which it has sole voting power with respect thereto. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
As of December 31, 2018, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 4, 2019, BlackRock, Inc. beneficially owned 9,224,417 shares of common stock, all of which it has sole dispositive power with respect thereto, and 8,727,516 of which it has sole voting power with respect thereto. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
As of December 31, 2018, based solely upon information provided in a Schedule 13G filed with the SEC on February 12, 2019, CBRE Clarion Securities LLC beneficially owned 5,954,710 shares, 5,954,710 of which it has sole dispositive power with respect thereto, and 3,960,206 of which it has sole voting power with respect thereto. The business address for CBRE Clarion Securities LLC is 201 King of Prussia Raod, Suite 600, Randor, PA 19087.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies, and practices and the decisions made with respect to compensation for 2018 for our Chief Executive Officer, Chief Financial Officer, and three other executive officers, to whom we refer collectively as our named executive officers ("NEOs"), as determined in accordance with applicable SEC rules.
Our NEOs for 2018 were:

E. Nelson Mills	Chief Executive Officer and President
James A. Fleming	Executive Vice President & Chief Financial Officer
David S. Dowdney	Senior Vice President, Head of Leasing
Wendy W. Gill	Senior Vice President, Corporate Operations & Chief Accounting Officer
Kevin A. Hoover	Senior Vice President, Portfolio Management & Transactions
Compensation Philosophy and Objectives
We seek to provide competitive, market-based compensation for our executives while also permitting us the flexibility to differentiate pay based on actual performance. We place significant emphasis on annual and long-term, performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined corporate performance measures.
The objectives of our executive compensation programs are to attract, retain, and motivate talented executives; to provide incentives for the attainment of short-term operating objectives; and to use a pay-for-performance approach to reward the achievement of long-term objectives that are consistent with our strategic focus on growth, operations, and stockholder returns.
2018 Financial Highlights
As illustrated below, the Company's performance improved from 2017 to 2018, and the Company outperformed its peers based on TSR in both 2017 and 2018:

Leased Percentage	Same Store NOI (based on cash rents) (in millions)	Normalized FFO per share	Outperformance of CXP TSR vs. FTSE NAREIT Equity Office Index

As shown in the above chart, we have outperformed the FTSE NAREIT Equity Office Index for the past two years. We use this index to measure our performance for stock awards, because it covers a broad range of companies that own and operate office buildings. In addition, although not a compensation metric, we often compare ourselves to eight other public companies: BXP, SLG, VNO, PGRE and ESRT (because they are focused primarily in our top market, New York), KRC and HPP (because they are active in our second market, San Francisco), and DEI (focused in west LA, another gateway market with similar characteristics). From January 2017 through February 2019, our total stockholder return was +8.6%, compared with an average of -2.6% for these eight direct competitors, reflecting outperformance of our most direct peers by over 1,100 basis points.

Strategic Repositioning
Beginning in 2013, we embarked on a strategic repositioning of our portfolio, which had largely culminated by the end of 2018. During this transition, we recycled capital from higher-yielding suburban assets to higher-growth but lower-yielding assets in some of the most desirable CBD office markets in the country. The illustration below depicts how our portfolio has been transformed since our NYSE listing in 2013, through the end of 2018.
As a result of this transition, we have substantially increased the quality of our portfolio, with better locations, higher rental rates and much greater opportunity for value growth. Of course this transition from higher yielding, but lower growth properties, to the high quality portfolio we have today, resulted in a temporary decline in cash flows.  As expected, our cash flows increased significantly in 2018, following the substantial completion of this transition (see charts on previous page). These dramatic increases in NOI and FFO reflect our success in capturing the growth embedded in the reconstructed portfolio. In addition, the overall value of our portfolio (as reflected in consensus NAVs(1) published by our analysts) has increased over the past three years.

(1)	Consensus NAV, or net asset value, represents analyst estimates and is sourced from SNL. Consensus NAV was not available at the time of our listing.

2018 Compensation Policies and Governance Highlights
We believe our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders. Key points are as follows:

☑	☑ What We Do
☑	Align Pay with Performance — 60% of our CEO pay and 51% of our NEOs' pay is performance-based and at-risk.
☑	Substantial Stock Component — 65% of our CEO's pay is in restricted stock.
☑	Balanced Compensation Mix — Plan provides a balance between cash and equity, short-term and long-term performance, and fixed and variable pay.
☑	Robust Stock Ownership Guidelines — 6.0x base salary for our CEO, 3.0x base salary for our CFO, and 2.0x base salary for our other executives and senior officers.
☑	Annual "Say-on-Pay" Vote — Annual non-binding advisory vote to approve compensation paid to our NEOs.
☑	Clawback Policy — Recovery of equity awards and incentive compensation paid to NEOs in the event of a material restatement of our financial results.
☑	Independent Compensation Consultant — Retained by the Compensation Committee. Independence reassessed annually.
☑	Annual Review of Compensation — Compensation programs reviewed annually by the Compensation Committee with input from compensation consultant.
☑
Annual Compensation Risk Assessment — Compensation Committee reviews our incentive compensation plans each year to ensure design to creates and maintains stockholder value and does not encourage excessive risk taking.

☒	☒ What We Don't Do
☒	Uncapped Award Payouts — Incentive awards include minimum and maximum performance thresholds with funding based on actual results measured against pre-established, clearly defined goals.
☒	Hedging/Pledging of Company Stock — Employees, officers, and directors are prohibited from hedging or pledging our stock.
☒	No Tax Gross-Ups/Single-Trigger Vesting — Severance plan requires a "double trigger" for the payment of severance compensation. Our severance plan does not provide tax gross-ups.
☒	Dividends on Unvested Performance-Based Awards — We do not pay dividends on unvested performance-based equity awards.

2018 Say on Pay Vote and Stockholder Engagement
Last year marked the first time in our Company's history (dating back to 2013 when we listed our shares on the NYSE) that our proposal to ratify our NEOs' compensation, in an advisory vote oftentimes referred to as Say-on-Pay, received less than 93% stockholder support. While this vote reflected approval of our executive compensation program, it was at a lower level of support (67%) than we had experienced in the two most recent years (over 97% in favor for 2017 and 2016) and at a lower level of support than we desired. Due to this reduced level of support, we engaged in investor outreach to better understand our investors' concerns and to solicit feedback on our executive compensation program:
Our investor outreach initiative involved requesting meetings with 30 institutional investors, representing approximately 51% of our outstanding shares, and holding telephonic meetings with 12 of those institutional investors, representing approximately 39% of our outstanding shares. These meetings were led by our Compensation Committee Chairman and attended by select members of executive management (but in no instances our CEO). Our discussions addressed the 2017 transition equity awards to clarify that they were made to avoid a temporary reduction in stock compensation levels as a result of the transition of our backward-looking (prior) stock plan to a forward-looking (new) stock plan. We also discussed the performance metrics and goal setting process for the 2017 bonus plan and how our strategic repositioning impacted the setting of certain metrics. In all of these discussions, the Compensation Committee Chairman stressed the committee's efforts to motivate, incentivize, and reward performance and to create alignment with our stockholders. He also expressed the committee's willingness to receive feedback from stockholders and to make itself available to discuss any issues. The response was overwhelmingly positive, with many stockholders expressing their strong support. The feedback we received in these meetings was shared with the entire Board. The Committee carefully considered this feedback and implemented changes to our executive compensation program that are responsive to the views that we heard, as presented in the table below.

What We Heard		How We Responded
●	Stockholders were widely supportive of our compensation framework. However, some suggested we provide additional proxy disclosure.	è	We have revised our proxy disclosure to provide additional clarity and rationale around our pay decisions.
●	Stockholders were supportive of the changes to our long-term plan that reduced subjectivity and suggested similar changes for our short-term incentive plan.	è
Prior to 2019, our short-term incentive plan was based 33% on objective criteria and 67% on subjective criteria. Starting with 2019 (the first fiscal year after last year's stockholder vote and investor feedback) 67% is tied to objective criteria and only 33% is tied to subjective criteria.

			2018 STIC Criteria	2019 STIC Criteria

●	Stockholders expressed some confusion about the one-year and two-year interim stock awards made in 2017.	è
We explained that these awards were granted in order to maintain the same level of target stock compensation during the transition from backward-looking awards to 3-year forward-looking awards (see explanation and table on page 36).

We also explained that no future interim awards were contemplated (and none have been issued since January 2017).

Investors were generally satisfied with these explanations and supportive of the new stock compensation program.

●
Stockholders were also supportive of the change to our long-term plan to measure performance based on our total stockholder return relative to our peers, recognizing that, on an absolute basis, we and our peers may experience significant fluctuations in earnings based on changes in market fundamentals for the sector.
è
We have retained the long-term plan design, which determines compensation on an entirely objective basis measured by performance based on our relative TSR.

In addition, although not communicated during the engagement process, we have proactively increased the target performance hurdle under our 2019 LTIC plan such that we must now outperform our peers to earn the target amount of performance-based equity.

Further, while not addressed in the engagement process, for the first time, the Compensation Committee has opted to hold 2019 target pay levels equal to 2018 levels for our CEO and CFO.

The compensation program changes described above reflect our Board's ongoing commitment to stockholder engagement and responsiveness.
Role of the Chief Executive Officer in Determining Compensation
Our Chief Executive Officer consulted with the Compensation Committee regarding 2018 compensation levels for each of our NEOs (except for himself) after taking into account input provided by FPL Associates, Inc. ("FPL"), the consulting firm engaged by our Compensation Committee, to our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of the other NEOs. Based on this review, he makes compensation recommendations to the Compensation Committee with respect to the executive officers, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards. Although the Compensation Committee considers these recommendations along with input provided by its advisors, it retains full discretion to set all compensation for the executive officers.

Role of the Compensation Consultant
Our Compensation Committee engaged the services of FPL, a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us with executive compensation information and advice. As part of FPL's engagement in 2018, FPL provided competitive market compensation data and conducted a competitive benchmarking analysis of the executive officers and provided information about compensation trends across the industry. An FPL consultant attends certain Compensation Committee meetings as requested by the Compensation Committee. FPL has not been engaged by management to perform any work on their behalf.
Compensation Consultant Independence Assessment
In 2018, in connection with the engagement of FPL, we requested and received information from FPL addressing its independence and potential conflicts of interest, including the factors enumerated in the NYSE listing standards. Based on an assessment of these factors, as well as information gathered from directors and executive officers addressing business or personal relationships between directors or executive officers and the consulting firm or the individual consultants, the Compensation Committee concluded that FPL is independent and that the work of the consultant did not raise any conflicts of interest.
Compensation Levels Compared to the Competitive Market
The Compensation Committee uses competitive market data, along with other information provided by FPL and input from management, to establish base salaries, target annual cash bonuses, and equity awards opportunities for our executive officers. The Compensation Committee does not set compensation based on any specific data point, but rather uses the market median as an initial reference point. FPL provides competitive market compensation data for a group of peer companies, which includes public REITs primarily focused in the office sector. This compensation peer group is established each year based on selected criteria, including the size of the company, the type of investments and portfolio reach, and companies with which we compete for talent and investment dollars. As part of the annual review of the compensation peer group, we made the following modifications for 2018:

–	Parkway Properties	+	Paramount Group, Inc.
–	Kilroy Realty Corporation	+	TIER REIT
Parkway Properties was acquired by Cousins Properties, Inc. and later taken private, and therefore, was no longer a suitable peer. Kilroy Realty Corporation has a significant ground-up development component to its business, which historically has not been part of our focus. Paramount Group was added as it operates in similar markets to our Company, and TIER REIT was added because it is smaller in size than Columbia Property Trust. The Committee contemplated additional companies that invest in similar markets to us such as Boston Properties, Inc. and SL Green Realty Corp. but ultimately determined that in light of their substantially larger size, they would not be appropriate at this time.
For 2018, our competitive market peer group consisted of the following 12 companies:

Brandywine Realty Trust	Hudson Pacific Properties, Inc.
Corporate Office Properties Trust	Mack-Cali Realty Corporation
Cousins Properties Incorporated	Paramount Group, Inc.
Douglas Emmett, Inc.	Piedmont Office Realty Trust, Inc.
Equity Commonwealth	TIER REIT, Inc.
Highwoods Properties, Inc.	Washington REIT
At the time of the study, the competitive market peer group companies listed above ranged in size, defined by total capitalization, from approximately $2.1 billion to $11.5 billion (0.5X to 2.8X of our total capitalization), with a median capitalization of $4.8 billion, and our total capitalization of approximately $4.2 billion placed us slightly below the median of the group.
It is important to note that the competitive market peer group has been used only to review target levels of compensation for our executive officers. We have not measured our performance against this group, but instead against the broader group of companies in the FTSE NAREIT Equity Office Index. While a number of the companies in that index are larger than our Company, and therefore not necessarily appropriate in comparing target compensation levels, many of them operate in our key markets and are therefore better aligned with our business strategy than our 12-company competitive market peer set.

Elements of Compensation
The following is a discussion of the base salary, short-term cash incentive compensation, and long-term equity compensation for the NEOs for 2018. In determining compensation, the Compensation Committee considered the following guiding principles:

	Component	Objective	Key features
Fixed Compensation	Base Salary	To provide salary levels sufficient to attract and retain our executives	●	Provides a minimum fixed level of cash compensation
			●	Pay reflects time spent on day-to-day business activities
			●	Varies based on individual's role/job scope, experience, internal pay equity, comparison to the market, and tenure
	Long-Term Incentive Fixed (Equity)	To provide future compensation in the form of equity to retain our executives	●	Equity plan includes an additional retention mechanism due to vesting; promotes alignment with stockholders
Variable Compensation	Long-Term Incentive Performance (Equity)	To promote executive retention and create an ownership culture that closely aligns the interests of our executives with those of our stockholders	●	Provides incentive for the achievement of long-term value creation relative to the market
			●	Equity program includes an additional retention mechanism due to vesting; promotes alignment with stockholders
	Annual Incentive (Cash)	To encourage the pursuit of annual goals that will benefit the Company and stockholders in both the short- and long-term	●	Provides incentive for the achievement of annual Company financial and operational goals, along with individual goals
			●	Determination includes both objective and subjective criteria
The following charts show the compensation breakdown for our Chief Executive Officer and President, as well as our other NEOs, at target levels for 2018:

E. Nelson Mills Chief Executive Officer and President	All Other Named Executive Officers

Compensation for each of the NEOs is evaluated by the Compensation Committee annually based on a number of factors, including (1) comparable peer data for similar roles within the industry, (2) the performance of the NEO and his or her overall contribution to the Company, (3) the recommendation of the CEO (for all NEOs except for himself), (4) the experience of the NEO in his or her role and at the Company, (5) an evaluation of additional responsibilities taken on during the year or to be taken on in the coming year, and (6) an evaluation of overall compensation with respect to the various aspects of cash compensation, short-term compensation, and long-term compensation to appropriately motivate and retain each NEO. Peer data is reviewed annually by the Compensation Committee and is taken into consideration when compensation decisions are made. The overall goal for the Compensation Committee is to align the total target compensation for each NEO to the appropriate level taking into account the factors listed above, and further described below.
Base Salary
The Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect the short-term cash incentive compensation because each NEOs' target opportunity is expressed as a percentage of base salary.
In setting 2018 base salaries, the Compensation Committee considered, among other things, market data provided by the compensation consultant, comparability to compensation practices of other office REITs of similar size, and our financial resources, as well as level of experience and expertise of individuals. No particular weight was assigned to any individual item. The Compensation Committee approved increases to the base salaries for all of the NEOs in connection with a compensation benchmarking analysis prepared by FPL for each of the NEOs. The following table shows the 2018 annual base salary approved by the Compensation Committee for each of the NEOs.

Name	2018 Annual Base Salary ($)	2017 Annual Base Salary ($)	% Increase
Mr. Mills	824,000	800,000	3.0
Mr. Fleming	530,450	515,000	3.0
Mr. Dowdney(1)	450,883	n/a(1)	n/a(1)
Ms. Gill	386,250	375,000	3.0
Mr. Hoover	463,500	450,000	3.0
(1) Mr. Dowdney was not an NEO in 2017.
For 2019, the Compensation Committee elected not to increase the base salaries of our CEO or CFO.
Short-Term Cash Incentive Compensation Plan
In December 2017, the Compensation Committee approved the following target cash incentive amounts for 2018 for the NEOs under the 2018 STIC plan:

Name	Target as a Percentage of Base Salary
Mr. Mills	100%
Mr. Fleming	100%
Mr. Dowdney	85%
Ms. Gill	85%
Mr. Hoover	85%
The Compensation Committee also approved the allocation of the STIC plan award opportunity between corporate performance metrics (67%) and individual performance metrics (33%) for our senior officers, including our NEOs. Under the STIC plan, the actual amounts earned may be greater or less than target, based on actual performance against the objectives set by the Compensation Committee. The maximum amount any executive can earn under the STIC plan is capped at 150% of target.
2018 STIC Performance Metrics — Corporate Performance Metrics
The corporate performance metrics for the 2018 STIC plan included four quantitative metrics and three qualitative metrics. Targets for the quantitative performance metrics were set at or slightly above our annual business plan, at levels that were considered achievable, but not without strong effort. For 2018, the target levels of our financial performance metrics, normalized funds from operations ("Normalized FFO") and Same Store Net Operating Income ("NOI"), increased from 2017 due to a full year of ownership of the properties acquired in the fourth quarter of 2017, and from leasing activities which increased economic occupancy by 9.8% during 2018. For 2018, the Compensation Committee elected to change the Same Store NOI metric from a cash basis to a GAAP basis in order to reduce the lag it takes for new leasing activities to impact earnings. In addition, the Compensation Committee established separate qualitative metrics to evaluate progress toward key objectives that are not otherwise captured in the current-year quantitative metrics.

The following table sets forth the metrics; weight; and low, target, and high goals; as well as actual results, under the 2018 STIC for the corporate performance metrics:

Metric	Weight	Low	Target	High	Actual
Normalized FFO per Share(1)	20%	$1.41	$1.46	$1.49	$1.56
Same Store NOI - GAAP(2)	15%	$250.2 million	$263.4 million	$276.5 million	$269.3 million
Portfolio G&A Expense	5%	$34.5 million	$32.9 million	$31.3 million	$31.4 million
Advance 2018 leasing opportunities	10%	150,000	225,000	300,000	374,000
Renew/Restructure leases with expirations 2019 and beyond	15%	Subjective	Subjective	Subjective	Slightly above target
Position for future dispositions and generate acquisition opportunities	10%	Subjective	Subjective	Subjective	At target
Advance strategic initiatives and align platform to strategy	25%	Subjective	Subjective	Subjective	Slightly below target

(1)
Normalized FFO per share is calculated by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items, including: (i) non-cash carrying costs for Shuman Boulevard and (ii) loss on early extinguishment of debt. This is calculated consistently with our reported earnings. For a reconciliation of this non-GAAP financial measure, see the Appendix.

(2)
Same Store NOI — GAAP is calculated as rental income and other property revenues, less property expenses, for the properties that were continuously owned and operated for the entirety of each quarterly reporting period.

The Compensation Committee evaluated the three subjective metrics for 2018 after the end of the year. Although it would have been difficult to establish appropriate objective benchmarks for these metrics at the beginning of the year, these metrics were considered important for the long-term success of the Company, and therefore the Committee determined that subjective metrics were appropriate. However, for 2019, all corporate objectives have been set on an objective basis.
2018 STIC Plan Performance Metrics - Individual Performance Metrics
For the purpose of determining individual performance under the 2018 STIC plan, our NEOs' performance was evaluated based on an assessment of the progress made towards the 2018 Individual Key Objectives established by the Compensation Committee as follows:
E. Nelson Mills — 115%
Mr. Mills successfully executed the Company's business plan and advanced the Company's strategy, which led to favorable financial and operating results in 2018. Normalized FFO increased to $1.56 per share for 2018, from $1.14 per share for 2017.  Under his leadership, the Company continued to develop multiple paths to create stockholder value including initiating two new development/redevelopment projects; and enhanced its ability to add scale and to expand its capital base by adding a new joint venture partner. Further, Mr. Mills effectively led the senior management team in the achievement of the Company's objectives in all areas of the business. The Compensation Committee determined that Mr. Mills' performance exceeded his objectives.
James A. Fleming — 115%
Mr. Fleming successfully executed the Company's business plan and advanced the Company's financial strategy in 2018.  Mr. Fleming provides strategic oversight to the management of the Company's capital resources and investor relationships.  Under his leadership, the Company actively engaged with stockholders and other constituencies to communicate the Company's results and strategic vision.  In 2018, the Company recast its unsecured debt facility, which resulted in an expanded borrowing capacity, extended maturities, and lower borrowing costs. Mr. Fleming also supported the rest of the senior management team in the achievement of the Company's objectives in other areas of the business. The Compensation Committee determined that Mr. Fleming's performance exceeded his objectives.
David S. Dowdney — 100%
Mr. Dowdney successfully provided strategic oversight and coordination to the Company's leasing efforts. In 2018, we leased approximately 374,000 square feet of space that was currently vacant or expiring in the current year, and approximately 762,000 square feet of leases expiring after 2018. The Compensation Committee determined that Mr. Dowdney's performance met his objectives.
Wendy W. Gill — 125%
Ms. Gill successfully provided strategic oversight to the Company's accounting, financial reporting, and corporate operations functions. Over the past year, the Company implemented three new accounting standards and modified the related accounting processes and financial disclosures. The Company also implemented or upgraded several key data retention systems. The Compensation Committee determined that Ms. Gill's performance exceeded her objectives.
Kevin A. Hoover — 138%
Mr. Hoover successfully provided strategic oversight to managing the Company's portfolio of assets and real estate transactions. Mr. Hoover plays a key role in underwriting and executing new investments and dispositions. In 2018, we entered into a new joint venture for a ground-up development project, sold a 390,000-square-foot building in Manhattan following an extensive asset repositioning program and positioned all of our Atlanta assets for sale. The Compensation Committee determined that Mr. Hoover's performance exceeded his objectives.
Determination of 2018 STIC Plan Awards
In January 2019, the Compensation Committee assessed performance based on actual financial results for the year ended December 31, 2018. As shown in the table above, with respect to the Corporate Performance Metrics, we achieved $1.56 in Normalized FFO per share (above high), $269.3 million of Same Store NOI-GAAP (above target), $31.4 million of portfolio G&A expense (above target), and 374,000 square feet of leasing (above high). With respect to the subjective metrics, the Compensation Committee assessed our performance for renewing and restructuring leases with expirations of 2019 and beyond as slightly exceeding target; for positioning the Company for future dispositions and generating acquisition opportunities as at target; and for advancing strategic initiatives and aligning the platform to the Company's strategy as slightly below target.
With respect to Individual Performance Metrics, the Compensation Committee considered a qualitative assessment of the performance of the executive officers' performance during 2018. The CEO provided the Compensation Committee with his assessment of each of the other NEOs' performance, and without the CEO present, the Compensation Committee assessed the CEO's performance. Based on this analysis, the Compensation Committee determined that individual performance metrics were all achieved at or above target levels.
Based on the above assessments of our Corporate Performance Metrics and Individual Performance Metrics, the Compensation Committee approved the following actual awards for the 2018 STIC plan:

Name	Target STIC Award ($)	% of Target Achieved	Actual STIC Award ($)
Mr. Mills	824,000	121%	997,287
Mr. Fleming	530,450	121%	642,004
Mr. Dowdney	383,251	116%	444,877
Ms. Gill	328,313	124%	408,191
Mr. Hoover	393,975	128%	506,081
Long-Term Incentive Compensation Plan
The objective of our 2018 LTIC plan is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our NEOs, as well as our broader employee base, to balance short-term Company goals with long-term Company performance, and to foster employee retention.
Target 2018 LTIC plan opportunities were approved by our Compensation Committee in the form of time-based restricted stock and performance units. If earned, performance units convert into restricted stock grants under the stockholder-approved 2013 Amended and Restated Long-Term Incentive Plan. We believe that appropriately designed equity awards, particularly those with future vesting provisions, promote a performance-focused culture and align our employees' interests with those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us for an extended period of time.
Each NEO's annual 2018 LTIC plan target opportunity is divided between two components — a variable component consisting of performance units that are not earned unless the Company's total stockholder return exceeds certain benchmarks over a specified period of time (the "performance" award) and a fixed component consisting of time-based restricted stock (the "service-based" award). For 2018, the Committee approved a target dollar value for the restricted stock and performance units for each NEO, as well as a threshold and maximum value.
The dollar value of the service-based award is converted to a number of restricted shares using the trailing ten-day average of the closing price of our common stock on the NYSE. Service-based shares vest at a rate of 25% on January 1 of each of the four years following the year in which the shares are granted. Dividends are paid in cash on issued shares (vested and unvested).

The dollar value of the performance-based awards is converted to a target number of RSUs based on an estimated fair value determined using a Monte Carlo valuation model. Generally, performance units are earned over a performance period and convert to shares of stock based on the Company's relative performance, as defined. For the performance units, 75% of earned shares vest and become non-forfeitable on the determination date, and the remaining 25% of the earned shares vest on January 1 of the following calendar year. Dividends are not paid on the RSUs during the performance period, but accrue after the shares are determined at the end of the performance period.
2018 LTIC Performance Component
A significant portion of the LTIC awards for our NEOs are performance-based and, therefore, at risk:

CEO/CFO Long-term Incentive Program Structure	Other NEOs Long-term Incentive Program Structure

For SEC reporting purposes, we have assumed a grant date for this portion of the award is established when the Compensation Committee approves the LTIC plan performance goals and the performance commences. In accordance with SEC rules, a grant date fair value of this portion of the award is included in the Summary Compensation Table in the calendar year in which this is established. The target dollar value approved by the Compensation Committee for the performance units issued under the 2018 LTIC plan performance component is included in the stock awards column of the Summary Compensation Table for 2018. For the range of the values that could be earned by each NEO for the 2018 LTIC award, see the 2018 Grants of Plan-Based Awards table.
The performance units granted in 2018 permit the NEOs to earn restricted shares based on the Company's TSR compared to peers listed in the FTSE NAREIT Equity Office Index over a three-year performance period. The Compensation Committee selected the FTSE NAREIT Equity Office Index because it contains REITs operating in the same sector as the Company (office) and a moderate number of constituent companies (approximately 22).
The performance units provide a target number of shares that may be earned in the applicable performance period if the Company's TSR for the period equals the 50th percentile of its peers listed in the FTSE NAREIT Equity Office Index. The number of shares of restricted stock underlying the performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares, if the Company's TSR for the period is at the 25th percentile of its peers listed in the FTSE NAREIT Equity Office Index, and a maximum of 150% of the target number of shares for the period, if the Company's TSR for the period equals or exceeds the 75th percentile of its peers listed in the FTSE NAREIT Equity Office Index. Linear interpolation is used to determine the shares earned for the performance period if the Company's TSR falls between the threshold, target, and maximum percentile levels. If the Company's TSR for the performance period is less than the threshold level, no performance shares are earned for the period.

LTIC Plan History
Our Compensation Committee made significant changes to the Company's LTIC Plan for 2017. The key plan changes included evaluating performance over a three-year period instead of a one-year period, establishing award opportunities in advance of the performance period instead of in arrears, and eliminating all discretion by measuring performance entirely based on relative TSR. A summary comparing the key plan features is provided below:

Historical LTIC Program		One-Time Transition Grants Made in 2017 to Hold Target Compensation Constant		New LTIC Program
●	Backward-looking	●	Forward-looking	●	Forward-looking
●	One-year performance period	●	One-year and two-year performance periods (pro-rated opportunity)	●	Three-year performance period
●	Granted in arrears	●	Granted at the outset of the performance period	●	Granted at the outset of the performance period
●	70% of performance-based award was based on objective performance (35% Relative TSR vs. MSCI US REIT Index; 35% Relative TSR vs. Peer Group)	●	100% of performance-based award was based on objective performance (relative TSR vs. FTSE NAREIT Equity Office Index)	●	100% of performance-based award is based on objective performance (relative TSR vs. FTSE NAREIT Equity Office Index)
●	Discretionary metrics included (30% of performance-based award)	●	No discretionary metrics	●	No discretionary metrics
●	Maximum shares were capped at 200% of target	●	Maximum shares were capped at 150% of target	●	Maximum shares are capped at 150% of target
We believe the three-year LTIC program has improved alignment with stockholders' long-term interests by tying compensation to stockholder returns over a multi-year period. Thus, we have retained this plan structure and as planned we have not issued any additional transition awards.
As further explained above, in 2017 we replaced our one-year, backward-looking stock award program with a three-year. forward-looking program. To facilitate this conversion, we made one-time, performance-based, prorated transition awards for one-year and two-year periods. The transition awards filled the gap between the old one-year program and the new three-year program by allowing the Company to maintain the same level of target stock compensation over the transition period, as is visually depicted in the vesting schedule below:
LTIC Performance-Component Vesting Schedule
% denotes the portion of a one-year award that vests in that year.

Vested Shares
2017	2018	2019	2020	2021

In January 2019, the 2017 Two-Year Transition LTIC Awards were converted to shares at a rate of 140.4% of the units granted. As prescribed by the plan, the conversion rate was determined based on our TSR relative to peers in the FTSE NAREIT Equity Office Index for the two years ended December 31, 2018 (70.2th percentile). For this period, our TSR, along with TSRs for most of our peers, was slightly negative, primarily due to a significant downturn experienced by the office sector in December 2018.  The negative returns we experienced in December 2018 have been more than overcome during the first two months of 2019. Our plan is designed to measure performance relative to our industry, recognizing that, from time to time, our industry may be impacted by significant fluctuations in performance on an absolute basis owing to changes in market fundamentals for the sector.
2019 Compensation Overview
In the last few years, we have made meaningful changes to continue to align our compensation policies with our stockholders' interests. In February 2019, our Compensation Committee approved the 2019 target compensation levels for our executives, and the structure of the Company's 2019 STIC Plan and 2019 LTIC Plan, the highlights of which are summarized below:

2019 COMPENSATION PROGRAM HIGHLIGHTS
Base Salaries for Messrs. Mills and Fleming did not increase from 2018 levels.
Short Term Incentive Compensation (STIC), the portion of annual incentive awards tied to objective performance criteria, has increased from 33% to 67%:
2018 STIC Criteria	2019 STIC Criteria

Long Term Incentive Compensation (LTIC) requires higher relative TSR performance, at or above the 55th percentile for target payout.
Benefits and Perquisites
Our NEOs participate in our benefit plans on the same basis as all of our employees. We offer health insurance, group term life, accidental death and dismemberment insurance, and short-term and long-term disability coverage to all of our benefit-eligible employees. We do not offer any pension plans or non-qualified deferred compensation plans. We also offer a 401(k) plan to our benefit-eligible employees and provide a Company match. Our Company match is provided to all eligible Company employees on the same basis.
During 2018, we provided a limited perquisite to one of our NEOs, which consisted of dues of less than $5,000 to a business and social networking organization in one of our markets.
Other Compensation and Governance Policies
Clawback Policy
In February 2015, we adopted a recoupment or "clawback" policy in order to further align the interests of key employees with the interests of our stockholders and strengthen the link between total compensation and the Company's performance. Under this policy, we may seek to recover incentive-based compensation from any current or former officer of the Company at the senior vice president or higher officer level who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material non-compliance with any financial reporting requirement under federal securities laws.

Under the policy, the amount to be recovered will be based on the excess of the incentive-based compensation paid to the employee based on the erroneous data over the incentive-based compensation that would have been paid to the employee if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards, or grants of cash or equity under any of the Company's short- or long-term incentive compensation or bonus plans, including but not limited to the STIC plan and the LTIC plan, in each instance where the bonuses, awards, or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation Committee discretion to interpret and apply the policy.
Stock Ownership Guidelines
Our NEOs are subject to stock ownership guidelines adopted by the Board in February 2015. The guidelines are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The stock ownership guidelines provide that, over a five-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary (the "initial investment value") as set forth in the following table.

Position	Target Salary Multiple
Chief Executive Officer	6X
Chief Financial Officer	3X
Other Senior Vice Presidents	2X
The following count toward meeting the requirements: shares purchased on the open market; shares owned outright by the director or officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly; restricted stock and stock-settled restricted stock units received pursuant to the Company's compensation plans, whether or not vested; and shares held in trust for the benefit of the director or officer or his or her immediate family, or by a family limited partnership or other similar arrangement. Stock options do not count toward the executive's ownership requirement.
The initial investment value is established based on the salary in place as of February 11, 2015, or the date of the executive's appointment to the applicable position, whichever is later. Executives must achieve the initial investment value by February 11, 2020, or within five years after the executive's appointment to the applicable position, whichever is later. Upon an executive satisfying the initial investment value, the number of shares required to be held by the executive to satisfy the ownership requirement shall be fixed, and the executive should maintain ownership of at least that number of shares for so long as such executive continues to serve in such position with the Company. Each of our NEOs has met our stock ownership requirement as of the date of this proxy statement.
Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our employees, officers, and directors from engaging in the following transactions with respect to our securities: puts, calls, or other derivative securities, on an exchange or in any other organized market; short sales; and hedging or monetization transactions, such as zero-cost collars and forward-sale contracts. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material non-public information.
Our employees, officers, and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. None of our executive officers or directors holds any of our stock subject to pledge.
Review of Risk Associated With Compensation Plans
We periodically review our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify any potential risk areas, and we assess whether our practices pose any actual or inherent risks. The Compensation Committee's independent compensation consultant advises the Compensation Committee with respect to the risk assessment of our executive compensation programs for the Company, and internal audit, as part of its assessment of our enterprise risk framework, assessed the compensation risk relating to our other compensation programs. Based upon these assessments, the Compensation Committee has determined that our compensation programs do not impose inherent risks and are not reasonably likely to have a material adverse effect on us.
Impact of Regulatory Requirements on Compensation
Prior to December 22, 2017, Section 162(m) of the Internal Revenue Code, as amended (the "Code") limited to $1.0 million a publicly held company's tax deduction each year for compensation to any "covered employee," except for certain qualifying "performance-based compensation." However, the Tax Cuts and Jobs Act enacted on December 22, 2017 substantially modified the Code and, among other things, eliminated the performance-based compensation exception under Section 162(m) unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. However, to date Section 162(m) has not been a significant issue for us, because as long as we qualify as a REIT we do not pay taxes at the corporate level. Therefore, we believe any potential future loss of deductibility of compensation that may occur would not have a significant adverse impact on us.
Pension and Deferred Compensation Plan
We do not offer any pension plans or non-qualified deferred compensation plans.

Report of the Compensation Committee
The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based, and setting the overall compensation principles that guide the committee's decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2018.

February 7, 2019	The Compensation Committee of the Board of Directors:

Murray J. McCabe (Chairman)
Richard W. Carpenter
David B. Henry
Michael S. Robb

COMPENSATION TABLES
2018 Summary Compensation Table
The following table sets forth information concerning total compensation for the Named Executive Officers for 2016, 2017, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
E. Nelson Mills President and Chief Executive Officer	2018	824,000	—	3,004,841		997,287	24,788	4,850,916
	2017 (2)	800,000	—	4,849,755	(2)	893,640	24,288	6,567,683
	2016	775,000	—	2,550,000		1,059,461	29,896	4,414,357

James A. Fleming Executive Vice President and Chief Financial Officer	2018	530,450	—	1,001,621		642,004	24,788	2,198,863
	2017 (2)	515,000	—	1,707,969	(2)	517,753	15,144	2,755,866
	2016	500,000	—	825,000		615,171	19,891	1,960,062

David S. Dowdney(5) Senior Vice President — Head of Leasing	2018	450,883	—	451,036		444,877	14,163	1,360,959

Wendy W. Gill Senior Vice President — Corporate Operations & Chief Accounting Officer	2018	386,250	—	325,772		408,191	18,788	1,139,001
	2017 (2)	375,000	—	600,598	(2)	351,338	18,288	1,345,224
	2016	350,000	—	275,000		340,368	18,696	984,064

Kevin A. Hoover Senior Vice President — Portfolio Management & Transactions	2018	463,500	—	476,131		506,081	24,788	1,470,500
	2017 (2)	450,000	—	776,719	(2)	495,491	24,288	1,746,498
	2016	400,000	—	337,500		442,891	24,288	1,204,679

(1)
In accordance with SEC rules, the stock award column represents the grant date fair value under ASC 718 (computed as the fair value, which is either the grant date closing stock price or the Monte Carlo value, depending on the type of award) of any stock awards granted during the applicable year assuming target levels of performance are achieved. For 2018, it includes the January 1, 2018 grants of service-based stock, and the performance-based restricted units component of the three-year awards under the 2018 LTIC plan granted on January 1, 2018. The values for the performance component of the 2018 LTIC plan award at January 1, 2018, assuming the highest level of performance conditions were achieved are as follows: Mr. Mills — $3,276,204; Mr. Fleming — $1,092,076; Mr. Dowdney — $378,032; Ms. Gill — $273,036; and Mr. Hoover — $399,055. See Note 8 to the financial statements in our Annual Report on Form 10-K for additional information regarding the assumptions relating to these stock awards.

(2)
Similar to what is described in (1) for the 2018 Stock Awards, the 2017 Stock Awards include the January 1, 2017 grants of the service-based stock component, and the performance-based restricted unit component three-year awards under the 2017 LTIC plan. In addition, because we converted from a one-year, backward-looking plan to a three-year, forward-looking plan in 2017, 2017 Stock Awards also include the following non-recurring stock grants: (i) the restricted stock grant under the 2016 LTIC approved by the Compensation Committee on January 20, 2017, (ii) the one-year prorated performance transition award of restricted units granted on January 1, 2017; and (iii) the two-year prorated performance transition award of restricted units granted on January 1, 2017. For additional information about the one-year and two-year prorated performance transition awards, see the 2018 Say on Pay Vote and Stockholder Engagement section above.

(3)
Represents the amounts earned under the STIC plan for the applicable year for meeting performance goals set by the Compensation Committee. The potential payouts under the plan are performance-based and therefore were at risk. For a description of the 2018 STIC plan, see "Compensation Discussion and Analysis — Elements of Compensation — Short-Term Cash Incentive Compensation Plan" above. The 2018 STIC awards were paid in January 2019.

(4)	All other compensation for 2018 consisted of the following:

	401(k) Match ($)	Life Insurance($)	Total ($)
E. Nelson Mills	24,500	288	24,788
James A. Fleming	24,500	288	24,788
David S. Dowdney	13,875	288	14,163
Wendy W. Gill	18,500	288	18,788
Kevin A. Hoover	24,500	288	24,788

(5) Mr. Dowdney was not a NEO in 2017 and 2016.

2018 Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards made during 2018 and potential payouts for the NEOs.

		Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of Stock Awards ($)(5)
Name & Plan	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)(4)
E. Nelson Mills
2018 STIC		412,000	824,000	1,236,000
2018 LTIC — service-based	1/1/2018							45,962	1,054,828
2018 LTIC — performance-based	1/1/2018				47,585	95,169	142,754		1,950,013
James A. Fleming
2018 STIC		265,225	530,450	795,675
2018 LTIC — service-based	1/1/2018							15,321	351,617
2018 LTIC — performance-based	1/1/2018				15,862	31,723	47,585		650,004
David S. Dowdney
2018 STIC		162,882	383,251	488,645
2018 LTIC — service-based	1/1/2018							9,849	226,035
2018 LTIC — performance-based	1/1/2018				5,491	10,981	16,472		225,001
Wendy W. Gill
2018 STIC		139,533	328,313	418,599
2018 LTIC — service-based	1/1/2018							7,114	163,266
2018 LTIC — performance-based	1/1/2018				3,966	7,931	11,897		162,506
Kevin A. Hoover
2018 STIC		167,439	393,975	502,318
2018 LTIC — service-based	1/1/2018							10,397	238,611
2018 LTIC — performance-based	1/1/2018				5,796	11,592	17,388		237,520

(1)
Represents the cash payout opportunity for 2018 under the STIC plan. The potential payouts are performance-based and therefore at risk. The amounts actually earned for 2018 are included in the non-equity incentive plan compensation column of the Summary Compensation Table. For a description of the 2018 STIC plan, see "Compensation Discussion and Analysis — Elements of Compensation - Short-Term Cash Incentive Compensation Plan" above.

(2)
Represents the potential number of shares associated with the payout opportunity approved by the Compensation Committee under the performance component of the 2018 LTIC plan. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the performance of Company stock.

(3)	Grant date reflects the date that the Compensation Committee granted the service-based and performance-based restricted stock units under the 2018 LTIC plan.

(4)	Represents the number of shares of service-based restricted stock units granted under the 2018 LTIC plan awarded January 1, 2018.

(5)
In accordance with SEC rules, represents the grant date fair value of service-based and performance-based restricted stock units granted under the 2018 LTIC plan. See Note 8 to the financial statements in our Annual Report on Form 10-K for additional information regarding the assumptions relating to these stock awards.

2018 Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to outstanding stock awards for each of the NEOs as of December 31, 2018. No option awards were outstanding as of December 31, 2018.

	Stock Awards
Name	Plan	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
E. Nelson Mills
	2015-2018 restricted stock(1)		148,951	2,882,202
	2-year transition RSUs(4)	1/1/2017			47,694	922,879
	3-year performance-based RSUs	1/1/2017			98,753	1,910,871
	3-year performance-based RSUs	1/1/2018			95,169	1,841,520
James A. Fleming
	2015-2018 restricted stock(1)		49,972	966,958
	2-year transition RSUs(4)	1/1/2017			17,034	329,608
	3-year performance-based RSUs	1/1/2017			35,269	682,455
	3-year performance-based RSUs	1/1/2018			31,723	613,840
David S. Dowdney
	2015-2018 restricted stock(1)		31,395	607,493
	2-year transition RSUs(4)	1/1/2017			5,897	114,107
	3-year performance-based RSUs	1/1/2017			12,209	236,244
	3-year performance-based RSUs	1/1/2018			10,981	212,482
Wendy W. Gill
	2015-2018 restricted stock(1)		21,237	410,936
	2-year transition RSUs(4)	1/1/2017			4,259	82,412
	3-year performance-based RSUs	1/1/2017			8,818	170,628
	3-year performance-based RSUs	1/1/2018			7,931	153,465
Kevin A. Hoover
	2015-2018 restricted stock(1)		28,235	546,347
	2-year transition RSUs(4)	1/1/2017			5,569	107,760
	3-year performance-based RSUs	1/1/2017			11,531	223,125
	3-year performance-based RSUs	1/1/2018			11,592	224,305

(1)
Represents the unvested portion of all restricted stock awards granted under the LTIC plans for 2015 and 2016, and the unvested portion of the service-based restricted stock awards granted under the LTIC plans for 2017 and 2018. In January 2019, the following shares vested: 71,047 shares for Mr. Mills, 23,705 shares for Mr. Fleming, 14,462 shares for Mr. Dowdney, 9,361 shares for Ms. Gill, and 12,039 shares for Mr. Hoover.

(2)	Market value is determined by multiplying the number of shares of stock that have not vested by the closing price of our common stock on the NYSE on December 31, 2018 of $19.35.

(3)
Represents performance unit awards granted in 2017 and 2018. Each performance unit granted in 2017 and 2018 provides for the ability to earn and receive shares after the end of a defined performance period based on our stockholder performance relative to peers on the FTSE NAREIT Equity Office Index. Consistent with how we are accounting for the stock compensation expense under ASC 718, the units are shown at target levels.

(4)
These are one-time transition awards made to bridge the two-year equity award gap created by extending the performance period from one to three years in 2017.  Please see the 2018 Say on Pay Vote and Stockholder Engagement section above for additional information. In January 2019, these RSUs were converted to shares at a rate of 140.4% of the units granted. As prescribed by the plan, the conversion rate was determined based on our stockholder performance relative to peers in the FTSE NAREIT Equity Office Index for the two years ended December 31, 2018 (70.2th percentile).

2018 Stock Vested
The following table provides information regarding the actual number of shares vested for each of our NEOs during the year ended December 31, 2018. No options were exercised by any of the NEOs in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. Nelson Mills	101,991	2,236,085
James A. Fleming	35,992	789,115
David S. Dowdney	18,833	413,990
Wendy W. Gill	12,146	267,129
Kevin A. Hoover	14,867	327,078

(1)
Represents the vesting of the service-based restricted stock awards granted under the 2017 LTIC plan on January 1, 2018, and the vesting of the 2017 one-year transition plan on January 19, 2018. On January 31, 2018, 25% of the service-based restricted stock awards granted under the 2014, 2015, and 2016 LTIC plan also vested.

(2)	Value realized on vesting is determined by multiplying the number of shares of stock that vested by the closing price of our common stock on the NYSE on the day the shares vested.

Potential Payments Upon Termination or Change of Control
2017 Severance Plan
On December 16, 2016, the Board, acting on the recommendation of the Compensation Committee, approved and adopted the Columbia Property Trust, Inc. Executive Severance and Change of Control Plan (the "Severance Plan"), and the Severance Plan became effective on January 1, 2017. Certain of our officers and employees, including each of our NEOs, are "Participants" (as defined therein) under the Severance Plan. The Severance Plan generally provides severance or income protection benefits to Participants in the event of their termination by the Company upon a change of control or certain other events.
By the Company Without Cause or by the Executive for Good Reason. If a Participant's employment is terminated by the Company without "cause" or by the Participant for "good reason" (as defined in the Severance Plan), then, subject to the condition that the Participant executes a general release:

•
the Company will pay an amount equal to the product of: (1) a "Severance Multiple," equal to 2.0 for the Chief Executive Officer, 1.5 for the Chief Financial Officer and 1.0 for other Participants; and (2) the sum of: (a) the Participant's base salary; and (b) the average of the actual annual cash incentive compensation received by the executive during the prior three years (or such shorter period, as applicable);

•
any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement; and

•	continuation of medical benefits comparable to the Company's other executives for a period of years equal to the Severance Multiple.
Change in Control. In the event that during the period (i) after the Board approves a "change in control" (as defined in the Severance Plan) transaction and ending on the date on which a change in control transaction is consummated or is terminated or abandoned or (ii) within 12 months after the occurrence of a "change in control" of the Company, the Participant's employment is terminated by the Company without "cause" or by the Participant with "good reason," generally referred to as a "double trigger," then, subject to the condition that the Participant execute a general release, the Company will provide the payments and benefits set forth above, except the Severance Multiple will be equal to 3.0 for the Chief Executive Officer, 2.0 for the Chief Financial Officer, and 1.0 for all other participants; and any unvested equity awards will vest, if at all, in accordance with the terms of the applicable award agreement.
Death or Disability. In the event that the Participant's employment terminates due to death or disability, any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement. The Participant will also receive a pro rata portion of such Participant's annual cash bonus for the year in which termination of employment occurs but will not receive any other severance payments.
Termination for Cause or Voluntary Termination Without Good Reason. In the event that the Participant's employment is terminated for cause or the Participant voluntarily terminates employment without good reason, no severance payments will be made and all unvested equity awards will be forfeited.
Miscellaneous. No tax gross-ups will be paid under the Severance Plan. However, if any payments or benefits provided to a Participant under the Severance Plan or otherwise would constitute "parachute payments" and be subject to the excise tax imposed under Section 4999 of the Code, as amended, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he/she received the full payments and benefits.
Other than any amounts payable under the 2017 Severance Plan, no NEO is entitled to receive any amounts under other voluntary termination events, including retirement.

Summary Table of Payments Upon Termination
The following table shows the potential payments to certain of the Named Executive Officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2018. The closing price per share of our common stock on December 31, 2018, the last trading date in 2018, was $19.35. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Termination Scenario	Cash ($)	Accelerated Vesting of Restricted Stock ($)(1)	Health and Welfare Benefits ($)	Total ($)
E. Nelson Mills	Termination Without Cause/For Good Reason	3,614,926	6,592,531	43,472	10,250,929
	Change in Control	5,422,389	8,746,503	65,208	14,234,100
	Death/Disability	824,000	6,592,531	—	7,416,531

James A. Fleming	Termination Without Cause/For Good Reason	1,683,140	2,277,164	32,604	3,992,908
	Change in Control	2,244,186	3,016,467	43,472	5,304,125
	Death/Disability	530,450	2,277,164	—	2,807,614

David S. Dowdney	Termination Without Cause/For Good Reason	895,760	1,061,051	30,575	1,987,386
	Change in Control	895,760	1,316,968	30,575	2,243,303
	Death/Disability	383,251	1,061,051	—	1,444,302

Wendy W. Gill	Termination Without Cause/For Good Reason	752,882	738,516	30,575	1,521,973
	Change in Control	752,882	923,352	30,575	1,706,809
	Death/Disability	328,313	738,516	—	1,066,829

Kevin A. Hoover	Termination Without Cause/For Good Reason	944,988	982,745	30,575	1,958,308
	Change in Control	944,988	1,240,598	30,575	2,216,161
	Death/Disability	393,975	982,745	—	1,376,720

(1)
For purposes of calculating potential payouts for termination without cause or by the executive for good reason, we have assumed that the Compensation Committee has determined that the performance goals for equity awards subject to subsequent performance-based vesting conditions have been achieved at target and that time-based awards for the current year were also accelerated. With respect to certain payouts, the payout would be the cash value of the stock.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.

CEO PAY RATIO
In August 2015, the SEC adopted Item 402(u) of Regulation S-K to implement the "CEO pay ratio" disclosure requirements that were mandated by Congress pursuant to Section 953(b) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act"). The rules require registrants to disclose the ratio of the median employee's annual total compensation to their CEO's annual total compensation. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC's final rules regarding the CEO pay ratio disclosure requirements.
Calculation of CEO Pay Ratio
We have 95 employees, all located in the United States. To identify our median employee for 2018, we compared the actual total wage compensation and annual equity awards grant compensation, at target levels as applicable, for all full-time, part-time, and temporary employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2018. Wages and salaries were then annualized for full-time employees that were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees' total wage and equity compensation, and used this consistently applied compensation measure to identify our median employee.
After identifying the median employee, we calculated the median employee's annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other NEOs, as set forth in the 2018 Summary Compensation Table. In 2018, the annual total compensation of our median employee was $146,092, and our CEO's annual total compensation as reported in the 2018 Summary Compensation Table was $4,850,916. The resulting ratio of the total annual compensation of CEO compared to our median employee in 2018 is 33:1.
The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgement and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE
COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles of our compensation program. In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs. This is often referred to as "say on pay," and provides you, as a stockholder, with the ability to cast a vote with respect to our 2018 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
"RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement."
As discussed in "Compensation Discussion and Analysis," the compensation paid to our NEOs reflects the following objectives of our compensation program:

•	to attract, retain, and motivate talented executives;

•	to provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals; and

•	to emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations, brand development, and stockholder returns.
For more information about our executive compensation program, see "Compensation Discussion and Analysis" beginning on page 25.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of executive compensation.

DIRECTOR COMPENSATION
2018 Director Compensation Program
We provided compensation to our non-employee directors for their services as directors for 2018 as follows:

•	an annual cash retainer of $65,000;

•	an annual equity retainer of $75,000 granted in the form of vested common stock. Directors received an annual payment in May 2018 for services through April 30, 2019.

•	an annual retainer of $50,000 for the non-executive chairperson of the Board ($25,000 payable in cash and the remaining $25,000 in an additional grant in the form of vested common stock);

•
an annual cash retainer for each committee chairperson as follows: Audit Committee, $15,000; Compensation Committee, $12,000; Nominating and Corporate Governance Committee, $12,000; and Investment Committee, $15,000; and

•
an annual cash retainer for serving on a committee as follows: Audit Committee, $7,500; Compensation Committee, $6,000; Nominating and Corporate Governance Committee, $6,000; and Investment Committee, $7,500.

In addition, all directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.
Stock Ownership Guidelines
The Board has established stock ownership guidelines for non-employee directors, as set forth in our Corporate Governance Guidelines. Each non-employee director is required to acquire and hold shares of our stock having an initial investment value equal to three times the annual cash retainer. For directors in office as of September 1, 2013, the initial investment value is set at $195,000 (three times the annual cash retainer of $65,000 effective on that date). For directors who join the Board after such date, the initial investment value is equal to three times the annual cash retainer in effect on the date they join the Board. Each of our directors has met the stock ownership requirement as of the date of this proxy statement.
Non-employee directors are required to achieve the initial investment value five years after the establishment of the stock ownership guidelines or the non-employee director's appointment to the Board, whichever is later. Upon a director satisfying the initial investment requirement, the number of shares required to be held by the director to satisfy the ownership requirement is fixed, and the director should maintain ownership of at least that number of shares for so long as such director continues to serve on the Board.
Until the investment requirement is achieved, the director is required to retain "net gain shares" resulting from the issuance of common stock, exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted under the Company's equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the issuance, exercise, vesting, or settlement event.
2018 Director Compensation Table
The following table sets forth information concerning the 2018 compensation of our non-employee directors that served during any part of 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carmen Bowser	79,625	75,502	155,127
Charles R. Brown	20,000	—	20,000
Richard W. Carpenter	80,375	75,502	155,877
John L. Dixon	91,500	100,677	192,177
David B. Henry	83,000	75,502	158,502
Murray J. McCabe	83,375	75,502	158,877
Constance B. Moore	80,525	75,502	156,027
Michael S. Robb	84,125	75,502	159,627
George W. Sands	80,375	75,502	155,877
Thomas G. Wattles	85,625	75,502	161,127

(1)	Mr. Brown ceased to be a Board member effective May 14, 2018 and received one cash payment during 2018; all other directors received four quarterly payments.

(2)
On May 14, 2018, we granted 3,401 shares of common stock to each of our non-employee directors. The grant represents an annual payment for the period May 1, 2018 through April 30, 2019. The number of shares for each grant was determined by dividing $75,000 (the annual payment amount of the equity retainer) by $22.055 (the average of closing prices of our common stock on the NYSE for the ten trading days prior to the grant date).

RELATED PARTY TRANSACTIONS
Our Audit Committee is responsible for reviewing and approving all related party transactions requiring disclosure under SEC rules, meaning any transaction, arrangement, or relationship in which:

•	the amount involved may be expected to exceed $120,000 in any fiscal year,

•	we will be a participant, and

•	a related person has a direct or indirect material interest.
A related person is an executive officer, director, or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. Approval of a related party transaction requires a majority of the Audit Committee to find the transaction is fair and reasonable to us.
In addition, our Code of Business Conduct and Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Business Conduct and Ethics, our officers and directors are required to promptly bring potential conflicts of interest to the attention of the Chairman of our Audit Committee.
We did not have any related party transactions in 2018.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent registered public accounting firms devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firms. In this context, the Audit Committee reviewed the 2018 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which includes, among other items, matters related to the overall scope and conduct of the audit of 2018 financial statements. The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm's independence from us.
The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls as required under Section 404 of Sarbanes-Oxley, and the overall quality of our financial reporting. Management, the internal auditor, and Deloitte & Touche LLP also made presentations to the Audit Committee throughout the year on specific topics of interest, including our enterprise risk assessment process, information technology systems and controls, income tax strategy and risks, assessment of the impact of new accounting guidance, ethics and compliance programs, risk management initiatives, and controls for various acquisitions.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the 2018 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

February 8, 2019	The Audit Committee of the Board of Directors:

Thomas G. Wattles (Chairman)
Carmen M. Bowser
Constance B. Moore
George W. Sands

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF THE
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Our Audit Committee appointed Deloitte & Touche LLP ("Deloitte") to audit our consolidated financial statements for the year ended December 31, 2018, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2019, and to prepare a report on the audit.
We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2019. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte will be present at the annual meeting and available to respond to appropriate questions by stockholders.
For more information about the aggregate fees billed to us by Deloitte for professional accounting services and the Audit Committee's preapproval policies, see "Independent Registered Public Accountants," and for the Report of the Audit Committee, see "Report of the Audit Committee" herein.
Recommendation
Your Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of the independent registered public accountants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
During the year ended December 31, 2018, Deloitte & Touche LLP served as our independent registered public accounting firm and provided certain domestic and international tax and other services. Deloitte has served as our independent registered public accounting firm since 2008.
Our Audit Committee has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2018, and to prepare a report on the audit. Our Audit Committee anticipates appointing Deloitte to audit our consolidated financial statements for the year ending December 31, 2019, and to prepare a report on the audit, and we are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2019. See "PROPOSAL 3 — Ratification of the Appointment of the Registered Independent Public Accounting Firm" herein.
The Audit Committee reviewed the audit and non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte as our independent registered public accounting firm.
The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our independent registered public accounting firm for the years ended December 31, 2018 and 2017, are set forth in the table below.

	2018	2017
Audit fees	$1,015,600	$1,151,675
Audit-related fees	—	16,000
Tax fees	294,564	353,049
All other fees	—	—
Total fees	$1,310,164	$1,520,724
For purposes of the preceding table, the independent registered public accounting firm fees are classified as follows:

•
Audit Fees. These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in our registration statements, as amended, and for the audit of our unconsolidated joint ventures. Audit fees are presented for the period to which the audit work relates.

•
Audit-Related Fees. These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax Fees. These are fees for all professional services performed by professional staff in our independent auditor's tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues and similar services for our unconsolidated joint ventures. Services also may include assistance with federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

•	All Other Fees. These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.
Preapproval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors' independence. Unless a type of service to be provided by the independent registered public accounting firm has received "general" preapproval, it will require "specific" preapproval by the Audit Committee.
All requests or applications for services to be provided by the independent registered public accounting firm which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence.
Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent registered public accounting firm. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the year ended December 31, 2018, were preapproved in accordance with the policies and procedures described above.

OTHER INFORMATION FOR STOCKHOLDERS
Section 16(a) Beneficial Ownership Reporting Compliance
Under federal securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to disclose when these reports were not filed when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2018.
Stockholder Proposals
Rule 14a-8 Stockholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2020 annual meeting must be received by our Corporate Secretary at our executive offices no later than November 29, 2019.
Stockholder Proposal of Business or Nomination of Directors Outside of Rule 14a-8
Stockholder proposals or nominations for director to be brought before our 2020 annual meeting other than in accordance with Rule 14a-8 must satisfy the requirements of Article II, Section 2.12 of our Bylaws. To be timely, written notice of such proposal must be delivered to the Corporate Secretary no earlier than 150 days and no later than 120 days before the first anniversary of the date of the preceding year's proxy statement, or between October 30, 2019 and November 29, 2019. If there is a delay or advancement of the annual meeting by more than 30 days compared to the prior year, the notice deadline is no earlier than 150 days and no later than the later of 120 days before the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. The notice of the proposal or nomination must address the specific information set forth in our Bylaws.
Contact Information
Stockholder proposals or nominations should be sent to Corporate Secretary, Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The 2019 Annual Meeting of Stockholders, or the annual meeting, will be held on Tuesday, May 14, 2019, at the W New York — Union Square, 201 Park Avenue South, New York, New York 10003, beginning at 9:30 a.m. Eastern Time. The proxy is solicited by our Board of Directors. We anticipate that a Notice of Internet Availability of Proxy Materials or a printed set of proxy materials will first be mailed to our stockholders on or about March 28, 2019. This proxy statement contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented general information about the annual meeting in a question-and-answer format below.
Why is this proxy statement being made available?
Our Board of Directors has made this proxy statement available to you because you own shares of our common stock, and our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues in accordance with the rules of the SEC and is designed to assist you in voting.
What is a proxy?
A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term "proxy" also refers to the proxy card. When you vote by Internet, telephone, or by returning a proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are E. Nelson Mills, James A. Fleming, or Wendy W. Gill, each of whom are our officers. They will vote your shares of common stock as you instruct.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2018 Annual Report to Stockholders over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.
If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
Who is entitled to vote?
Anyone who owned our common stock at the close of business on March 5, 2019, the record date, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each share of common stock held.
How many shares of common stock were outstanding as of the record date?
As of March 5, 2019, there were 116,879,665 shares of our common stock issued and outstanding.
What am I voting on?
You are being asked to vote on the following:

•	to elect the nine directors nominated by the Board of Directors and listed in this proxy statement for one-year terms;

•	to approve, on an advisory basis, the executive compensation as disclosed in this proxy statement, sometimes referred to as a "say on pay"; and

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
No cumulative voting rights are authorized, and dissenters' rights are not applicable to the matters being voted upon.
What happens if a director nominee is unable to stand for election?
The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee designated by the Board of Directors. Proxies cannot be voted for more than nine director nominees at the annual meeting.

How will voting on any other business be conducted?
Although we do not know of any business to be considered at the annual meeting other than the items identified in the notice of annual meeting, if any other business is properly presented at the annual meeting, your proxy gives authority to each of E. Nelson Mills, our Chief Executive Officer and President; James A. Fleming, our Executive Vice President and Chief Financial Officer; and Wendy W. Gill, our Senior Vice President — Corporate Operations and Chief Accounting Officer, to vote on such matters in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.
How do I vote?
If you are a stockholder of record, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	by proxy over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card (if you received a proxy card);

•	by proxy by telephone through the number noted in the proxy card (if you received a proxy card);

•	by proxy by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	by attending the annual meeting and voting in person.
Whether or not you plan to attend the meeting and vote in person, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting.
If you have Internet access, we encourage you to vote via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.
If your shares are held in "street name" through a broker, bank, or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank, or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
Will my shares be voted if I do not vote over the Internet, vote by telephone, sign and return my proxy card, or vote in person at the annual meeting?
If you are a stockholder of record, meaning that your shares are registered in your name, and you do not vote over the Internet, by telephone, by signing and returning your proxy card, or by voting in person at the annual meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this proxy statement.
If your shares are held in "street name" through a broker, bank, or other nominee and you do not vote your shares, your broker, bank, or other nominee may vote your shares on your behalf under certain circumstances.

•
On "routine" matters, including the ratification of the appointment of the independent registered public accounting firm described in this proxy statement, brokerage firms have authority under NYSE rules to vote their customers' shares if their customers do not provide voting instructions. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted for or against the routine matter.

•
On "non-routine" matters, including the election of directors and the "say on pay" advisory vote described in this proxy statement, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. Accordingly, it is particularly important that you provide voting instructions to your brokerage firm, so that your shares may be voted with respect to these items.

•
When a brokerage firm does not have the authority to vote its customers' shares or does not exercise its authority, these are referred to as "broker non-votes." Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote of any of the proposals to be voted upon at the annual meeting.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares held by a stockholder whose proxy on any or all proposals is marked as "abstain" will be included in the number of shares present at the annual meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our Bylaws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of nine directors	Majority of votes cast(1)	Not counted	Not voted	FOR EACH
2	Advisory vote on executive officer compensation for 2018	Majority of votes cast	Not counted	Not voted	FOR
3	Ratification of the appointment of independent registered public accountants	Majority of votes cast	Not counted	Discretionary vote	FOR

(1)
A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted "against" that director. In order to enhance your ability to influence the composition of the Board of Directors in an uncontested election such as this, we have adopted a policy as part of our Corporate Governance Guidelines requiring each of the nominees to offer to resign should he receive fewer "for" votes than "against" votes. If a director must offer to resign because of "against" vote totals, the Nominating and Corporate Governance Committee must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Nominating and Corporate Governance Committee accepts the offer, then the resignation will be effective upon acceptance. If the Nominating and Corporate Governance Committee rejects the offer, it must publicly disclose its reasons for doing so. See "Corporate Governance — Majority Voting Policy."

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the "Board Voting Recommendation" column in the table above.
What if I change my mind after I vote my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on May 13, 2019;

•	signing and returning another proxy card with a later date, provided we receive the second proxy card before the annual meeting date; or

•	voting in person at the annual meeting.
Only the most recent proxy vote will be counted, and all others will be discarded, regardless of the method of voting.
Can all stockholders vote in person at the annual meeting?
We will provide written ballots to anyone who wants to vote at the annual meeting.

•	If you hold your shares directly in your name, we will be able to verify your name on our stockholder register.

•
If you hold your shares in "street name" through a broker, bank, or other nominee, you must bring with you a legal proxy from your broker, bank, or other nominee authorizing you to vote such shares in order to vote in person at the annual meeting. Please note that, if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.

How many votes do you need to hold the annual meeting?
In order for us to conduct the annual meeting, we must have a quorum. A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. Your shares will be counted as present at the annual meeting if you:

•	vote over the Internet or by telephone;

•	properly submit a proxy card (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

Will my vote make a difference?
Yes. Because we are a widely held REIT with more than 45,000 stockholders of record, your vote is VERY IMPORTANT. Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
Who pays the cost of this proxy solicitation?
We will pay all the costs of soliciting these proxies. We have contracted Okapi Parters ("Okapi") to assist us in the solicitation of proxies. We expect to pay Okapi fees of approximately $40,000 to solicit proxies, plus other fees and expenses for other services related to this proxy solicitation. We have contracted Broadridge Financial Solution to assist us in the distribution of proxy materials; dissemination of brokers' search cards; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees may also solicit proxies, but they will not be specifically compensated for these services.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing this proxy solicitation material, employees of Broadridge, our employees, and our officers also may solicit proxies in person, via the Internet, by telephone, or by any other electronic means of communication or by other means of communication we deem appropriate.
If I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that receives printed proxy materials will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Columbia Property Trust Investor Relations, c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or call 1-855-347-0042. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
What if I consent to have one set of materials mailed now but change my mind later?
You may withdraw your householding consent at any time by contacting our Investor Relations department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Investor Relations department at the address and telephone number provided above.
If I plan to attend the annual meeting in person, should I notify anyone?
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you indicate your plans to attend the annual meeting when you vote by Internet or telephone or mark the appropriate box on the proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

How can I obtain a copy of the proxy materials for the annual meeting?
You may access, read, and print copies of the proxy materials for this year's annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following web address: www.columbia.reit/proxy.
We file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the website maintained by the SEC at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to: Corporate Secretary, 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K filed with the SEC within four business days of the annual meeting.

APPENDIX

Reconciliation of Net Income to Same Store NOI (based on cash rents)
	2018	2017
Net income	$9,491	$176,041
Interest expense (net)	56,477	58,187
Interest income from development authority bonds	(6,871)	(7,200)
Income tax expense	37	(213)
Depreciation	81,795	80,394
Amortization	32,554	32,403
Gain on sale of real estate assets	—	(175,518)
Gain on sale of unconsolidated joint venture interests	(762)	—
Impairment loss on real estate assets	30,812	—
(Gain) loss on extinguishment of debt	(23,340)	325
Asset & property management fee income	(7,384)	(3,782)
General and administrative - corporate	32,979	34,966
General and administrative - unconsolidated joint ventures	3,108	1,454
Straight-line rental income (net)	(25,984)	(31,932)
Above/below market amortization, net	(3,152)	(494)
Adjustments included in income (loss) from unconsolidated joint ventures	51,841	30,151
NOI (based on cash rents)	$231,601	$194,782
Less NOI from:
Acquisitions	(42,716)	(10,223)
Dispositions	385	(18,339)
Same Store NOI (based on cash rents)	$189,270	$166,220

Reconciliation of Net Income to Normalized FFO
	2018	2017
Net income	$9,491	$176,041
Depreciation	81,795	80,394
Amortization	32,554	32,403
Adjustments included in income (loss) from unconsolidated joint ventures	51,377	21,288
Gain on sale of unconsolidated joint ventures	(762)	—
Gain on sale of real estate assets	—	(175,518)
Impairment loss on real estate assets	30,812	—
Non-cash carrying costs for Shuman Boulevard	2,063	3,420
(Gain) loss on extinguishment of debt	(23,340)	325
Normalized FFO	$183,990	$138,353
Normalized FFO per share (basic)	$1.56	$1.15
Normalized FFO per share (diluted)	$1.56	$1.14
Weighted-average common shares outstanding — basic	117,888	120,795
Weighted-average common shares outstanding — diluted	118,311	121,159

Appendix

COLUMBIA PROPERTY TRUST, INC. 1170 PEACHTREE STREET NE, SUITE 600 ATLANTA, GEORGIA 30309
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Columbia Property Trust, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Property Trust, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COLUMBIA PROPERTY TRUST, INC.
THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, AND 3.
Vote on Directors
1.	ELECTION OF DIRECTORS
	Nominees:		For	Against	Abstain
	1a.	Carmen M. Bowser	☐	☐	☐
	1b.	John L. Dixon	☐	☐	☐
	1c.	David B. Henry	☐	☐	☐
	1d.	Murray J. McCabe	☐	☐	☐
	1e.	E. Nelson Mills	☐	☐	☐
	1f.	Constance B. Moore	☐	☐	☐
	1g.	Michael S. Robb	☐	☐	☐
	1h.	George W. Sands	☐	☐	☐
	1i.	Thomas G. Wattles	☐	☐	☐
Vote on Proposals									For	Against	Abstain
2.	To approve, on an advisory basis, executive officer compensation, sometimes referred to as a "say on pay."								☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.								☐	☐	☐
4.	To consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3. The proxies are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐
Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2019
The stockholders hereby appoint E. Nelson Mills, James A. Fleming, and Wendy W. Gill, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Columbia Property Trust, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M., Eastern Time on May 14, 2019, at the W New York — Union Square, 201 Park Avenue South, New York, New York 10003, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE